Exhibit 10.6

Published CUSIP Number: 86923PAF4

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
DATED AS OF APRIL 8, 2013
AMONG
SUSSER HOLDINGS, L.L.C.,
AS THE BORROWER,
SUSSER HOLDINGS CORPORATION,
AS GUARANTOR
STRIPES HOLDINGS LLC,
AS GUARANTOR
BANK OF AMERICA, N.A.,
AS ADMINISTRATIVE AGENT, SWING LINE LENDER AND
L/C ISSUER,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
AS SYNDICATION AGENT,
REGIONS BANK, BMO CAPITAL MARKETS, BBVA COMPASS, U.S. BANK NATIONAL ASSOCIATION AND BRANCH BANKING AND TRUST COMPANY
AS CO-DOCUMENTATION AGENTS,
AND
THE OTHER LENDERS PARTY HERETO

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
AND WELLS FARGO BANK, NATIONAL ASSOCIATION
AS JOINT LEAD ARRANGERS AND JOINT BOOK MANAGERS

-i-

TABLE OF CONTENTS
(CONTINUED)

ii#

iii#

iv#

v#

TABLE OF CONTENTS
(CONTINUED)

SCHEDULES

I	Existing Letters of Credit
1.01	Unencumbered Real Property
2.01	Commitments and Applicable Percentages
5.11	Tax Sharing Agreements
5.13	Loan Parties; Subsidiaries and Other Equity Investments
6.12	Subsidiary Guarantors
7.01	Existing Lien
7.02	Existing Indebtedness
7.09	Burdensome Agreements
10.02	Administrative Agent's Office, Certain Address for Notices

EXHIBITS

Form of
A	Revolving Credit Loan Notice
B	Amended and Restated Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E-1	Certificate of Non-Bank Status (Foreign Lenders - Non-Partnerships)
E-2	Certificate of Non-Bank Status (Foreign Participants - Non-Partnerships)
E-3	Certificate of Non-Bank Status (Foreign Participants - Partnerships)
E-4	Certificate of Non-Bank Status (Foreign Lenders - Partnerships)

vi#

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of April 8, 2013, among SUSSER HOLDINGS, L.L.C., a Delaware limited liability company (the “Borrower”), SUSSER HOLDINGS CORPORATION, a Delaware corporation (“Holdings”), STRIPES HOLDINGS LLC, a Delaware limited liability company (“Stripes Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
PRELIMINARY STATEMENTS:
The Borrower, Holdings, the Administrative Agent and other financial institutions named and defined therein as lenders are parties to that certain Amended and Restated Credit Agreement, dated as of May 7, 2010, pursuant to which such lenders provided certain loans to and extensions of credit on behalf of the Borrower (as heretofore amended, modified or supplemented, the “Existing Credit Agreement”).
The Borrower has requested that the Lenders, and the Lenders have agreed, to amend, restate and extend the Existing Credit Agreement, subject to the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
1.01.    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” means the acquisition, directly or indirectly, by any Person of (a) a majority of the Equity Interests of another Person, (b) all or substantially all of the assets of another Person, (c) all or substantially all of a line of business or division of another Person, (in each case above (i) whether or not involving a merger or a consolidation with such other Person and (ii) whether in one transaction or a series of related transactions), or (d) any other properties or assets of a Person (but in any case excluding any ordinary course capital expenditures of the Loan Parties or replacements of existing equipment, property or assets of the Loan Parties).
“Acquisition Consideration” means, in connection with any Acquisition, the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, earnouts and other contingent payment obligations to, and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries for such Acquisition; provided, that any earnout or other contingent future payment shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by the Borrower or any Subsidiary.

“Act” has the meaning specified in Section 10.18.
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Commitments” means the Commitments of all the Lenders. As of the Closing Date, the Aggregate Commitments are $500,000,000.
“Agreement” means this Credit Agreement.
“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.16. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the Aggregate Commitments shall be determined based on the Applicable Percentage of such Lender in respect of the Aggregate Commitments most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means, from time to time, the applicable percentage per annum set forth below determined by reference to the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate
Pricing Level	Consolidated Total Leverage Ratio	Eurodollar Rate (Letters of Credit)	Base Rate	Commitment Fee
1	≥ 1.75 to 1.00	2.25%	1.25%	0.40%
2	< 1.75 to 1.00 but ≥ 1.25 to 1.00	2.00%	1.00%	0.40%
3	< 1.25 to 1.00 but ≥ 0.50 to 1.00	1.75%	0.75%	0.35%
4	< 0.50 to 1.00	1.50%	0.50%	0.30%
provided that, (a) subject to the proviso in the following sentence, for the period beginning on the Closing Date through the first Business Day following the date the first Compliance Certificate is delivered pursuant to Section 6.02(a), Pricing Level 2 shall apply and (b) Pricing Levels 3 and 4 shall not be available until the first Business Day following the date the Compliance Certificate for the fiscal quarter ending September 30, 2014 is delivered pursuant to Section 6.02(a) (with Pricing Level 2 being substituted in lieu thereof until such time of delivery). Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.
Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means (a) Merrill Lynch, Pierce, Fenner & Smith Incorporated, and (b) Wells Fargo Bank, National Association, each in its capacity as joint lead arranger and joint book manager.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such

Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.
“Audited Financial Statements” means the audited financial statements of Holdings and its Subsidiaries for the fiscal year ended December 31, 2012.
“AutoBorrow Agreement” means the AutoBorrow Service Agreement, dated as of April 8, 2013 between the Borrower and the Swing Line Lender.
“Availability Period” means the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate (as set forth in clause (b) of the definition thereof) plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Revolving Credit Loan that bears interest based on the Base Rate.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or the State of New York and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.
“C&G Investments” means C&G Investments, LLC, a Delaware limited liability company.
“Capital Expenditures” means, with respect to any Person and with respect to any period of its determination, the consolidated expenditures of such Person during such period that are required to be included in or are reflected by the consolidated property, plant, or equipment accounts of such Person, or any similar fixed asset or long term capitalized asset accounts of such Person, on the consolidated balance sheet of such Person in conformity with GAAP, provided, that Capital Expenditures shall not include (a) expenditures deemed to occur in connection with Acquisitions permitted pursuant to Section 7.03(f), (b) expenditures made in connection with the replacement, substitution or restoration of assets to the extent (i) paid for from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (c) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, and (d) Capital Expenditures paid for with the net cash proceeds of any Disposition within 365 days after receipt thereof.
“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases (other than any lease in connection with a sale/leaseback transaction with any MLP Entity).
“Cash & Go Entity” means Cash & Go Management, LLC, a Texas limited liability company, and Cash & Go, Ltd., a Texas limited partnership.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any other Restricted Entity free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):
(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
(b)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;
(c)    commercial paper issued by any Person organized under the laws of any state of the United States of America rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, and with maturities of not more than 360 days from the date of acquisition thereof; and
(d)    Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means, as a result of one or more transactions, (a) with respect to Holdings, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Equity Interests of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) or (ii) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or who received the vote or approval of the Permitted Holders in such election or nomination, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or who received the vote or approval of the Permitted Holders in such election or nomination, (b) with respect to Stripes Holdings, Holdings’ failure to own directly or indirectly and control legally and beneficially 100% of the Equity Interests of Stripes Holdings on a fully-diluted basis, (c) with respect to the Borrower, the failure of Stripes Holdings to own and control legally and beneficially 100% of the Equity Interests of the Borrower on a fully-diluted basis, (d) so long as the Senior Notes remain outstanding, the occurrence of any “Change of Control” as such term is defined in the Senior Notes Indenture and (e) a “change of control” or any comparable term occurs under, and as defined in, any indenture, note agreement or other agreement governing any Indebtedness issued by the Borrower in accordance with Section 7.02(h) and results in such Indebtedness becoming due and payable before its maturity or such Indebtedness becoming subject to a repurchase, retirement or redemption right or option (whether or not exercised).
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations. For the avoidance of doubt, the Collateral shall not include the Excluded Property.
“Collateral Documents” means, collectively, the Security Agreement, the Holdings Pledge Agreement, each of the Mortgages, collateral assignments, security agreement supplements, intellectual property security agreement supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations.
“Collateral Loss” means any loss, damage, destruction or other casualty to, or any condemnation of, any Collateral.

“Commitment” means, as to each Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Common Units” means the common units representing limited partnership interests in MLP.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any period of its determination, for the Restricted Entities on a consolidated basis and without duplication, an amount equal to Consolidated Net Income plus: (a) the following to the extent deducted or excluded in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period; (ii) federal, state and local taxes of the Restricted Entities (to the extent based on income, profits or capital and including franchise and similar taxes and Tax Distributions to Holdings) for such period; (iii) the depreciation, amortization and accretion expenses of the Restricted Entities for such period; (iv) the cumulative effect of a change in accounting principles; (v) non-cash management incentive options compensation; (vi) non-recurring costs (including restructuring costs, extraordinary costs, and transaction costs related to the Transaction and the redemption of the Senior Notes) and expenses and charges resulting from equity offerings, Investments, Acquisitions, recapitalizations or the incurrence or repayment of Indebtedness (including a refinancing thereof, whether or not successful), in each case, permitted under this Agreement, in an aggregate amount not to exceed, for any such costs relating to transactions other than the Transaction, 10% of Consolidated EBITDA of the Restricted Entities (as shown on the consolidating schedules of the Restricted Entities most recently delivered to the Administrative Agent in accordance with Section 6.01 but, in the case of costs relating to Acquisitions during such Measurement Period, after giving pro forma effect to such Acquisitions) for any Measurement Period; (vii) any other non-cash charges, including any write offs or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); (viii) any unusual, extraordinary or non-recurring losses or charges for such period related to asset sales; and (ix) cash dividends to Holdings from the MLP on account of Common Units in the MLP held by Holdings and cash proceeds of incentive distribution rights received by Holdings from the MLP, in each case, to the extent such cash proceeds are contributed from Holdings to the Borrower during such period; minus (b) to the extent added or included in calculating such

Consolidated Net Income, all extraordinary gains for such period related to assets sales. Consolidated EBITDA shall be calculated for each Measurement Period, on a Pro Forma Basis, after giving effect to, without duplication, any Material Acquisition (as defined below) and any Material Disposition (as defined below) and, at the Borrower’s election, any other Acquisition or Disposition, in each case, made during each period commencing on the first day of such period through the date of such transaction (the “Reference Period”) as if such Acquisition or Disposition and any related incurrence or repayment of Indebtedness occurred on the first day of the Reference Period. As used in this definition, “Material Acquisition” means any Acquisition with Acquisition Consideration of $15,000,000 or more and “Material Disposition” means any Disposition resulting in net sale proceeds of $15,000,000 or more.
“Consolidated EBITDAR” means, for any period of its determination, for the Restricted Entities on a consolidated basis, (a) Consolidated EBITDA for such period plus (b) all Rental Expense for such period.
“Consolidated Fixed Charge Coverage Ratio” means, for any period of its determination, for the Restricted Entities on a consolidated basis and without duplication, the ratio of (a) Consolidated EBITDAR for the Measurement Period most recently ended, minus (i) Maintenance Capital Expenditures, minus (ii) cash taxes paid by the Restricted Entities during such period (including Tax Distributions to Holdings), minus (iii) Restricted Payments in excess of $15,000,000 made by the Restricted Entities during such period (excluding (x) Restricted Payments made to any Restricted Entity and Tax Distributions to Holdings and (y) Restricted Payments made pursuant to Section 7.06(c) that are subsequently deemed reduced in accordance with the definition of SHC Acquisition RP Availability (but only to the extent such reduction occurs within 15 Business Days of such Restricted Payment)) to (b) the sum of (i) the consolidated Rental Expense for such period plus (ii) cash interest paid by the Restricted Entities during such period (including the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP) net of interest income of the Restricted Entities for such period plus (iii) the aggregate principal amount of all scheduled principal payments or redemptions or similar scheduled acquisitions for value of outstanding debt for borrowed money of or by the Restricted Entities for the preceding four fiscal quarters (which, for the avoidance of doubt, shall not include payments in respect of earnouts or seller notes in connection with an acquisition).
“Consolidated Funded Indebtedness” means, as of any date of determination, for the Restricted Entities on a consolidated basis, the sum of (a) the outstanding principal amount of all non-contingent obligations, whether current or long-term, for borrowed money (including Obligations hereunder, but excluding L/C Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct (but not contingent) obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (in each case, to the extent unreimbursed), (d) all obligations in respect of the deferred purchase price of property or services (other than accrued expenses and trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all direct (but not contingent) obligations arising under Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Restricted Entities, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which a Restricted Entity is a general partner or joint venturer (other than a limited partner) to the extent such Restricted Entity is directly liable therefor as a result of its ownership interest in such partnership or joint venture, except to the extent such Indebtedness is expressly made non-recourse to such Restricted Entity.
“Consolidated Interest Charges” means, for any Measurement Period, for the Restricted Entities on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP. “Consolidated Interest Charges” shall not include (1) upfront fees paid in connection with this Agreement or any facility for borrowed money in which the fees are paid from the proceeds of such facility, (2) Indebtedness or lease issuance costs which have to be amortized, (3) lease payments on any office equipment or real property, (4) any principal components paid on all lease payments, (5) gains, losses or other charges as a result of the early retirement of Indebtedness and (6) any other non-cash interest expense.
“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Restricted Entities, determined on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period and (c) any income (or loss) for such Measurement Period of any Person in which the Restricted Entities has an interest (which interest does not cause the net income or loss of such other Person to be consolidated with the net income or loss of the Restricted Entities in accordance with GAAP), except to the extent of any income actually distributed as a cash dividend or other cash distribution by such Person during such Measurement Period to the Restricted Entities (and in the case of a cash dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).
“Consolidated Senior Secured Funded Indebtedness” means, as of any date of determination, Consolidated Funded Indebtedness that is secured by Liens on any Property of the Restricted Entities.
“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Funded Indebtedness (less the sum of (i) cash in excess of $10,000,000 held by the Restricted Entities as of such date (excluding restricted cash) and (ii) the aggregate amount of Cash Equivalents held by the Restricted Entities) as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period for which financial statements are available.

“Consolidated Total Assets” means, with respect to the Restricted Entities, the amount which, in accordance with GAAP, is set forth under the caption “Total Assets” (or any like caption) on the consolidated balance sheet of the Restricted Entities.
“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (less the sum of (i) cash in excess of $10,000,000 held by the Restricted Entities as of such date (excluding restricted cash) and (ii) the aggregate amount of Cash Equivalents held by the Restricted Entities) as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period for which financial statements are available.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Contributed Assets” means 100% of the membership interests of Stripes 1009 contributed by Holdings to the Borrower pursuant to Section 6.20.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollar” and “$” mean lawful money of the United States.
“Drop Down MLP Assets” means property constituting master limited partnership qualifying assets that is acquired by Holdings for the benefit of the MLP Entities pursuant to an

SHC Acquisition and is identified by Holdings pursuant to Section 6.19 as “Drop Down MLP Assets” and.
“Drop Down Retail Assets” means property constituting Retail Assets that is acquired by Holdings for the benefit of the Restricted Entities pursuant to an SHC Acquisition and is identified by Holdings pursuant to Section 6.19 as “Drop Down Retail Assets”.
“Drop Down Transactions” means the contribution, sale, lease, conveyance, disposition or other transfer by Holdings of (a) any Drop Down Retail Assets to the Restricted Entities or (b) any Drop Down MLP Assets to the MLP Entities.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public treatment systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any other Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other written consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination (provided, however, that debt securities that are or by their terms may be convertible or exchangeable into or for Equity Interests shall not constitute Equity Interests prior to conversion or exchange thereof).
“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (e) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“Eurodollar Rate” means:
(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR Rate available (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 10:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 10:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 10:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.
“Eurodollar Rate Loan” means a Revolving Credit Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.
“Event of Default” has the meaning specified in Section 8.01.
“Excess Non-Retail MLP Consideration” means, with respect to the MLP Consideration received by Holdings from the MLP Entities in connection with a Drop Down Transaction to the MLP Entities, any portion of such MLP Consideration that (a) does not constitute cash, Cash Equivalents or Retail Assets and (b) has a fair market value in excess of 25% of the fair market value of the aggregate MLP Consideration paid to Holdings by the MLP Entities in connection with such Drop Down Transaction (but only to the extent of such excess).
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Excluded Property” has the meaning set forth in the Security Agreement.
“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodities Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 10.20 hereof and any other “keepwell, support or other agreement” for the benefit of such Guarantor, including pursuant to the Subsidiary Guaranty, and any and all guarantees of such Guarantor’s Swap Obligations by Holdings or the Loan Parties) at the time of the guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.06(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Credit Agreement” has the meaning specified in the introductory paragraph hereto.
“Existing Indebtedness” means all Indebtedness outstanding under the Existing Loan Documents on the date hereof.

“Existing Letters of Credit” mean the letters of credit issued under the Existing Credit Agreement and set forth on Schedule I hereto.

“Existing Loan Documents” means (a) the Existing Credit Agreement, (b) the promissory notes made by the Borrower thereunder, and (c) all deeds of trust, mortgages, security agreements, and other documents, instruments or agreements executed and delivered in connection therewith by any Restricted Entity, in each case, as amended or supplemented to the date hereof.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Fee Letter” means the letter agreement, dated March 7, 2013, among the Borrower, Bank of America and Merrill, Lynch, Pierce, Fenner & Smith Incorporated.
“Flood Insurance Regulations” means The National Flood Insurance Reform Act of 1994.
“Foreign Lender” means a Lender that is not a U.S. Person.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“General Dividend Availability” means an amount equal to $50,000,000 less, without duplication, (a) all Excess Non-Retail MLP Consideration received by the Restricted Entities from Holdings during such fiscal year, (b) all Retained MLP Consideration during such fiscal year, (c) all Retained Retail Assets during such fiscal year and (d) all Investments made pursuant to Section 7.03(m)(iv) during such fiscal year; provided that (i) to the extent General Dividend Availability is reduced in any fiscal year by Retained MLP Consideration attributable to a Drop Down Transaction to the MLP Entities, General Dividend Availability for such fiscal year shall be increased dollar-for-dollar by the fair market value (determined at the time of such Drop Down Transaction) of such Retained MLP Consideration (other than any Excess Non-Retail MLP Consideration) contributed to the Restricted Entities during such fiscal year and (ii) to the extent General Dividend Availability is reduced in any fiscal year by Retained Retail Assets attributable to a Drop Down Transaction to the Restricted Entities, General Dividend Availability for such fiscal year shall be increased dollar-for-dollar by the fair market value (determined at the time of such Drop Down Transaction) of such Retained Retail Assets contributed to the Restricted Entities during such fiscal year; provided further that, in no event may the General Dividend Availability in any fiscal year exceed $50,000,000 at any time.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay

(or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into thereafter in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means, collectively, Holdings, Stripes Holdings, Stripes 1009 and the Subsidiary Guarantors.
“Hazardous Materials” means all explosive or radioactive substances or explosive or radioactive or wastes and all hazardous or toxic substances, hazardous wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Bank” means any Person that, at the time it enters into a Swap Contract, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.
“Holdings” means Susser Holdings Corporation, a Delaware corporation and any legal successor.
“Holdings Guaranty” means the Second Amended and Restated Guaranty, dated as of the date hereof, and made by Holdings in favor of the Administrative Agent, for the benefit of the Secured Parties.
“Holdings Pledge Agreement” means the Pledge Agreement made by Holdings in favor of the Administrative Agent, for the benefit of the Lenders.
“Immaterial Subsidiary” means, subject to Section 6.12(e), any Subsidiary of the Borrower having total assets with an aggregate book value, as of the end of the fiscal quarter most recently ended and for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b), not exceeding the lesser of (x) $25,000,000 and (y) 2.5% of Consolidated Total Assets as of the end of such fiscal quarter; provided that any Subsidiary shall automatically cease to be an Immaterial Subsidiary if such Subsidiary no longer meets the requirements set forth in this definition.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not more than 90 days past due unless being contested in good faith and for which adequate reserves have been established and reported in accordance with GAAP);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that if such indebtedness is limited in recourse to such property, the amount of Indebtedness for the purposes of this clause (e) shall be an amount equal to the lesser of the unpaid amount of such Indebtedness and the fair market value of the encumbered property;
(f)    all Attributable Indebtedness;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer (other than a limited partner) to the extent such Person is directly liable therefor as a result of its ownership interest in such partnership or joint venture, except to the extent such Indebtedness is expressly made non-recourse to such Person. For the purposes of clause (c), the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. For the purposes of clause (e), the amount of any Indebtedness of any Person shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as reasonably determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Revolving Credit Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)    any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    no Interest Period shall extend beyond the Maturity Date.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. “Investment” shall exclude extensions of trade credit by the Borrower and its Subsidiaries on commercially reasonably terms in accordance with the normal trade practices of the Borrower or such Subsidiary, as the case may be.
“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
“Lakehead Loan” means, collectively, the up to $180,665,967 of term loans made to MLP pursuant to the Lakehead Loan Documents.
“Lakehead Loan Collateral” means Cash Equivalents pledged by MLP as security for the Lakehead Loan.
“Lakehead Loan Documents” means (a) the Term Loan and Security Agreement dated September 25, 2012, between MLP and Bank of America, N.A., as lender, (b) the Collateral Account Control Agreement dated September 25, 2012, among MLP, Bank of America, N.A., as secured party, and Bank of America, N.A., as securities intermediary, and (c) the Collateral Account Control Agreement dated September 25, 2012, among MLP, Bank of America, N.A., as secured party, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as securities intermediary.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes the Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(h).
“Letter of Credit Sublimit” means an amount equal to $100,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.
“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest. The term “Lien” shall include any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing.
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan or a Swing Line Loan.
“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Holdings Guaranty, (d) the Stripes Holdings Guaranty, (e) the Subsidiary Guaranty, (f) the Collateral Documents, (g) the Fee Letter, (h) each Issuer Document, (i) the AutoBorrow Agreement, (j) any arrangements entered into by the L/C Issuer and the Borrower pursuant to Section 2.03(b)(iii), (k) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Agreement, (l) each Secured Hedge Agreement and (m) each Secured Cash Management Agreement; provided that for purposes of the definition of “Material Adverse Effect” and Articles

IV through X (other than Section 8.03, Section 10.04, and Section 10.16), “Loan Documents” shall not include Secured Hedge Agreements or Secured Cash Management Agreements.
“Loan Parties” means, collectively, Stripes Holdings, Stripes 1009, the Borrower and each Subsidiary Guarantor.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Maintenance Capital Expenditures” means, for any Measurement Period, an amount equal to the sum of (a) the product of (i) $25,000 times (ii) the number of convenience stores owned or operated by the Restricted Entities as of the end of such Measurement Period plus (ii) $4,000,000. Notwithstanding the foregoing, with respect to any convenience store which was acquired or constructed by a Restricted Entity during any Measurement Period, the amount included with respect to such convenience store pursuant to clause (a)(i) above shall be equal to the proportion of $25,000 attributable to the number of full fiscal quarters during such Measurement Period that any such store was owned or operated by such Restricted Entity.
“Material Adverse Effect” means a material adverse change in, or a material adverse effect on (a) the operations, business, properties, liabilities or financial condition of the Borrower and its Subsidiaries that are Restricted Entities taken as a whole; (b) the ability of the Borrower, together with the Guarantors taken as a whole, to perform its obligations under the Loan Documents to which it is a party; or (c) the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of, or material rights and remedies of the Administrative Agent or any Lender under, the Loan Documents to which the Borrower or such Guarantor is a party.
“Material Contract” means (a) the Susser Distribution Contract together with amendments, restatements, extensions and replacements thereof, and (b) any other documents, agreements or instruments (i) to which any Loan Party is a party, and (ii) which, if breached, terminated or cancelled, could reasonably be expected to have a Material Adverse Effect.
“Maturity Date” means April 8, 2018; provided that, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Restricted Entities; provided that (a) for purposes of determining the amount of Consolidated EBITDA to be included in the calculation of the Consolidated Total Leverage Ratio and Consolidated Senior Secured Leverage Ratio for the fiscal quarter ended June 30, 2013, such amount for the Measurement Period then ended shall equal such Consolidated EBITDA for such fiscal quarter multiplied by 4/3 and (b) for purposes of determining the amount of Consolidated EBITDAR to be included in the calculation of the Consolidated Fixed Charge Coverage Ratio for the fiscal quarter ended June 30, 2013, such amount for the Measurement Period then ended shall equal such Consolidated EBITDAR for such fiscal quarter multiplied by 4/3.
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.15(a)(i), (a)(ii) or (a)(iii), an amount equal to 100% of the Outstanding Amount of all LC Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.
“Minimum Liquidity” means, as of any date of determination, the sum of (a) the aggregate unused amount of the Commitments under this Agreement as of such date, (b) all unrestricted and unencumbered cash of the Restricted Entities and (c) if the Borrower has made a Minimum Liquidity Credit Election with respect to an Acquisition, the Minimum Liquidity Credit applicable to such Acquisition.
“Minimum Liquidity Credit” means, with respect to any Acquisition, the cash portion of the consideration to be paid by the MLP Entities to the Restricted Entities in connection with the corresponding MLP Disposition
“Minimum Liquidity Credit Election” has the meaning set forth in Section 6.02(g).
“MLP” means Susser Petroleum Partners, LP, a Delaware limited partnership.
“MLP Consideration” means all cash and non-cash consideration received by Holdings in connection with a Drop Down Transaction to the MLP Entities.
“MLP Credit Agreement” means the Credit Agreement dated as of September 25, 2012 among MLP, Bank of America, N.A., as administrative agent and the lenders party thereto.
“MLP Disposition” means a Disposition by a Restricted Entity to any MLP Entity of master limited partnership qualifying assets to be acquired by a Restricted Entity pursuant to an Acquisition permitted pursuant to Section 7.03(f); provided that, (a) such Disposition to such MLP Entity is for fair market value and consummated within fifteen (15) Business Days of such Acquisition and (b) not less than 75% of the total consideration received by such Restricted Entity from such MLP Entity in respect of such Disposition is comprised of cash.
“MLP Entities” means the MLP, MLP GP and their respective Subsidiaries.
“MLP GP” means Susser Petroleum Partners GP LLC, a Delaware limited liability company.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgaged Real Property” means, the real property of the Borrower or any other Loan Party subject to a Mortgage pursuant to this Agreement (including any real property becoming subject to a Mortgage after the Closing Date pursuant to Section 7.05(l)).
“Mortgages” means, collectively, each of the mortgages or deeds of trust executed by the Borrower or any other Loan Party in favor of the Administrative Agent for the benefit of the Secured Parties in form and substance reasonably acceptable to the Administrative Agent.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions or with respect to which the Borrower or any ERISA Affiliate may have any liability, contingent or otherwise.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Operating Assets” means (i) undeveloped land and (ii) other property (including stores) that is no longer used or useful in a Permitted Business, including stores closed or no longer operated by the Restricted Entities.
“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Lender, substantially in the form of Exhibit B.
“NPL” means the National Priorities List under CERCLA.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that the “Obligations” shall exclude any “Excluded Swap Obligations”.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable

Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, the Commitments or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06) treating the assignee and assignor with respect to any assignment as the Recipient for purposes of the definition of Other Connection Taxes.
“Outstanding Amount” means (a) with respect to Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Business” means the business conducted by the Borrower and the other Restricted Entities on the Closing Date and any business reasonably related, ancillary or complimentary to such business as presently and normally conducted.
“Permitted Holders” means Sam L. Susser, Affiliates of Sam L. Susser and current and former members of senior management of Holdings.
“Permitted Sale/Leaseback Transactions” means (a) sale-leaseback transactions between the MLP or any Subsidiary Guarantor (as defined in the MLP Credit Agreement), as owner/lessor and Stripes as lessee with respect to Stripes Properties and (b) all other sale-leaseback transactions other than sale-leaseback transactions of Unencumbered Real Property or Mortgaged Property.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan, but excluding a Multiemployer Plan), established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning specified in Section 6.02.
“Pro Forma Basis” shall mean on a basis in accordance with GAAP and Regulation S X and otherwise reasonably satisfactory to the Administrative Agent, which shall include an assumption that (a) all Acquisitions made, and any Indebtedness incurred or repaid in connection therewith, during the most recently completed Measurement Period and (b) all Dispositions completed, and any Indebtedness incurred or repaid in connection therewith, during such Measurement Period have, in either case, been made or repaid on the first day of such Measurement Period including, in each such case, pro forma adjustments arising out of events which are (i) directly attributable to a specific transaction, (ii) factually supportable, and (iii) expected to have a continuing impact, and in each case otherwise demonstrated to and approved by the Administrative Agent in its reasonable discretion.
“Public Lender” has the meaning specified in Section 6.02.
“Qualified ECP Guarantor” shall mean, at any time, each Loan Party and any Affiliate thereof party to any Loan Document, in each case, with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Recipient” means the Administrative Agent, any Lender or the L/C Issuer.
“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Rental Expense” means, for any period of its determination, all amounts incurred by the Restricted Entities during such period under any lease or other instrument (other than a Capitalized Lease), as determined in accordance with GAAP, pursuant to which any Restricted Entity is entitled to use any property or assets (whether real, personal, or mixed) of another Person.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Removal Effective Date” has the meaning specified in Section 9.06(b).
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Revolving Credit Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, any transfer of funds pursuant to the AutoBorrow Agreement.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.
“Responsible Officer” means, with respect to any Person, the chief executive officer, president, chief financial officer, any executive vice president, treasurer, assistant treasurer or controller of such Person (or its managing member or other governing body, as applicable) and, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of such Person (or its managing member or other governing body, as applicable) and, solely for purposes of notices given pursuant to Article II, any other officer of such Person (or its managing member or other governing body, as applicable) so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of Holdings or a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Holdings or such Loan Party, as applicable, and such Responsible Officer shall be conclusively presumed to have acted on behalf of Holdings or such Loan Party, as applicable.
“Restricted Entities” means the Borrower, Stripes 1009, Stripes Holdings, the Subsidiary Guarantors and each other Subsidiary of the Borrower (other than the MLP Entities, Susser Company, Ltd. and any Immaterial Subsidiary).
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
“Retail Assets” means property (including undeveloped land and stores) that is used or useful in a Permitted Business.
“Retained MLP Consideration” means, with respect to all MLP Consideration to be received by Holdings in connection with a Drop Down Transaction to the MLP Entities, the fair market value of any portion of such MLP Consideration not contributed by Holdings to the Borrower within fifteen (15) Business Days of the corresponding Restricted Payment to Holdings pursuant to Section 7.06(c). For avoidance of doubt, no MLP Consideration shall constitute “Retained MLP Consideration” until the fifteenth (15th) Business Day following the corresponding Restricted Payment to Holdings pursuant to Section 7.06(c).
“Retained Retail Assets” means, with respect to Retail Assets to be received by Holdings in connection with an SHC Acquisition of Drop Down Retail Assets, the fair market value of any portion of such Retail Assets not contributed by Holdings to the Restricted Entities within fifteen (15) Business Days of the corresponding Restricted Payment to Holdings pursuant to Section 7.06(c). For avoidance of doubt, no Retail Assets shall constitute “Retained Retail Assets” until the fifteenth (15th) Business Day following the corresponding Restricted Payment to Holdings pursuant to Section 7.06(c).
“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.
“Revolving Credit Loan” has the meaning specified in Section 2.01.
“Revolving Credit Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.
“Secured Hedge Agreement” means any Swap Contract that is entered into by and between any Loan Party and any Hedge Bank.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
“Security Agreement” means the Second Amended and Restated Security Agreement dated as of April 8, 2013 among the Borrower, the Subsidiary Guarantors and the Administrative Agent.
“Senior Notes” means the Borrower’s and Susser Finance Corporation’s 8.50% senior unsecured notes due 2016, issued pursuant to the Senior Notes Indenture with a stated face amount of $425,000,000.
“Senior Notes Indenture” means the Indenture, dated as of May 7, 2010, among the Borrower and Susser Finance Corporation, as issuers, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee.
“Senior Notes Redemption Reserve” means an amount equal to $250,000,000.
“SHC Acquisition” means an Acquisition by Holdings of Drop Down MLP Assets or Drop Down Retail Assets using proceeds from Restricted Payments to Holdings pursuant to Section 7.06(c).
“SHC Acquisition RP Availability” means $50,000,000; provided that, for purposes of calculating compliance with Section 7.06(c) and the Consolidated Fixed Charge Coverage Ratio, any Restricted Payment made pursuant to Section 7.06(c) shall be deemed to have been reduced dollar-for-dollar (up to the amount of such Restricted Payment) by (a) the fair market value (determined at the time of the applicable Drop Down Transaction to the MLP Entities) of MLP Consideration contributed to the Restricted Entities pursuant to such Drop Down Transaction (other than any portion of such MLP Consideration constituting Excess Non-Retail MLP Consideration) and (b) the fair market value of any Drop Down Retail Assets acquired by Holdings and contributed to the Restricted Entites; provided further, that, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, such reduction shall be deemed to have occurred only if the applicable contribution has occurred within 15 Business Days of such Restricted Payment.
“SHC Disinterested Directors” means the members of the board of directors of Holdings that are not also members of the board of directors (or other governing body) of the MLP GP.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Loan Party” means any Loan Party or any Affiliate thereof party to a Loan Document, in each case, that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.20 and any other “keepwell, support or other agreement” for the benefit of such Person).
“Stripes” means Stripes LLC, a Texas limited liability company.
“Stripes 1009” means Stripes No. 1009 LLC, a Texas limited liability company.
“Stripes Holdings” means Stripes Holdings LLC, a Delaware limited liability company and any legal successor.
“Stripes Holdings Guaranty” means the Second Amended and Restated Guaranty, dated as of the date hereof, made by Stripes Holdings in favor of the Administrative Agent for the benefit of the Lenders.
“Stripes Properties” means (i) the up to 75 new or recently constructed convenience stores which may be acquired by MLP or its Subsidiaries pursuant to a right of first refusal contained in the Susser Omnibus Agreement and (ii) any other convenience stores which may be constructed by MLP or its Subsidiaries or acquired by MLP or its Subsidiaries from Holdings or any of its Subsidiaries or Affiliates (other than MLP and its Subsidiaries) after the Closing Date pursuant to the Susser Omnibus Agreement or other arrangements.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means the Subsidiaries of the Borrower listed on Schedule 6.12 and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12, other than (i) a Subsidiary that is a CFC or any Subsidiary that is held directly or indirectly by a CFC, (ii) the MLP Entities and (iii) Susser Company, Ltd. For the avoidance of doubt, “Subsidiary Guarantors” shall not include any Immaterial Subsidiary except to the extent required by Section 6.12(e).
“Subsidiary Guaranty” means the Second Amended and Restated Guaranty, dated as of the date hereof, made by Stripes 1009 and the Subsidiary Guarantors in favor of the Secured Parties, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12 or otherwise.
“Susser Consent” means the Consent and Agreement, dated as of April 8, 2013, among the Borrower, Holdings, the MLP Entities and the Administrative Agent.
“Susser Contribution Agreement” means the Contribution Agreement dated as of September 25, 2012 among the Borrower, the General Partner, Holdings, Susser Holdings, L.L.C., Stripes and Susser Petroleum Company, pursuant to which Holdings and its subsidiaries, including Susser Petroleum Company, will contribute to Susser Operating the Contributed Assets (as defined therein) in exchange for Holdings and its subsidiaries contributing 100% of the Equity Interests of Susser Operating to the Borrower.
“Susser Distribution Contract” means the Fuel Distribution Agreement dated as of September 25, 2012 among Susser Operating, Holdings, Stripes and Susser Petroleum Company.
“Susser Omnibus Agreement” means the Omnibus Agreement, dated as of September 25, 2012 among Holdings, the General Partner and the Borrower.
“Susser Operating” means Susser Petroleum Operating Company LLC, a Delaware limited liability company and a Wholly Owned Subsidiary of the Borrower.
“Susser Petroleum Company” means Susser Petroleum Company LLC, a Texas limited liability company and a Wholly Owned Subsidiary of Holdings.
“Susser PropCo” means Susser Petroleum Property Company LLC, a Delaware limited liability company.
“Susser Transportation Contract” means the Transportation Agreement dated as of September 25, 2012 among Susser Petroleum Company, Susser Operating and one or more of Susser Operating’s Wholly-Owned Subsidiaries.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.04(a).
“Swing Line Sublimit” means an amount equal to the lesser of (a) $40,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Distributions” means, with respect to any Person, distributions in respect of income tax liabilities (and, for the avoidance of doubt, Texas franchise tax liabilities) of members of such Person (for this purpose viewing members of such Person as any other Person(s) directly owning Equity Interests in such Person and any other Person(s) indirectly owning such interests through disregarded entities or partnerships for tax purposes) in an aggregate amount not to exceed the product of the taxable income, calculated in accordance with applicable Law of such Person, and any of its Subsidiaries that are disregarded entities or partnerships for tax purposes, multiplied by the highest combined federal, state and local income tax rate applicable to individuals, or corporations if higher.
“Threshold Amount” means $20,000,000.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Transaction” means, collectively, the entering into and performance of the Loan Documents, the funding of the initial Credit Extensions, the repurchase, redemption or refinancing in full of the Existing Credit Agreement and all related transactions.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“United States” and “U.S.” mean the United States of America.
“Unencumbered Real Property” means (i) any real property (including stores but excluding Non-Operating Assets) owned by a Loan Party as of February 25, 2013, (ii) any real property listed on Schedule 1.01 and (iii) any after-acquired real property (other than Non-Operating Assets) pursuant to Section 7.05(g), in each case, which is not subject to a Lien securing Indebtedness.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e).

“Wholly Owned Subsidiary” means any Subsidiary of a Person of which all of the issued and outstanding Equity Interests are directly or indirectly (through one or more Subsidiaries) owned by such Person, excluding directors’ qualifying shares if applicable. Unless otherwise specified, “Wholly Owned Subsidiary” shall be a reference to a Wholly Owned Subsidiary of the Borrower.
“Withholding Agent” means any Loan Party and the Administrative Agent.
1.02.    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03.    Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Restricted Entities shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)    Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of Holdings or to the determination of any amount for Holdings or the Restricted Entities on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that such Person(s) is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.
1.04.    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
1.06.    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01.    The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
2.02.    Borrowings, Conversions and Continuations of Loans. (a) Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 12:00 noon three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) 12:00 noon on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 noon four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 noon, three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Credit Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Revolving Credit Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Revolving Credit Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Revolving Credit Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b)    Following receipt of a Revolving Credit Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Revolving Credit Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Revolving Credit Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Revolving Credit Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Revolving Credit Loans.
(f)    Anything in this Section 2.02 to the contrary notwithstanding, the Borrower may not select the Eurodollar Rate for any Credit Extension requested to be made within 3 Business Days of the Closing Date.
2.03.    Letters of Credit. (a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or any Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
(ii)    The L/C Issuer shall not issue any Letter of Credit if:
(A)    subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
(B)    the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
(iii)    The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
(B)    the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $10,000;

(D)    the Letter of Credit is to be denominated in a currency other than Dollars;
(E)    any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(iv)    The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.
(v)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(vi)    The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may reasonably request. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may request.
(ii)    Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.
(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Revolving Credit Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 12:00 noon on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall (1) be due and payable on demand (together with interest) and (2) if such L/C Borrowing were incurred because the conditions set forth in Section 4.02 cannot be satisfied, bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)    Until each Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
(v)    Each Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Revolving Credit Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)    If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations. (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(v)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower, any of its Subsidiaries or Holdings; provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit or the Borrower's rights under paragraph (f) below.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)    Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(h)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.16, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists under Section 8.01 (a), (f), or (g), all Letter of Credit Fees shall accrue at the Default Rate.
(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate of 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
2.04.    Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein and in the AutoBorrow Agreement, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower pursuant to the AutoBorrow Agreement during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment (taking into account each Lender’s Applicable Percentage of such Swing Line Loan), (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow, prepay, and reborrow Swing Line Loans in each case, pursuant to the AutoBorrow Agreement. No Lender shall have any rights under the AutoBorrow Agreement (but each Lender shall have the obligation to purchase and fund risk participations in the Swing Line Loans and to refinance Swing Line Loans as provided below). Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.
(b)    Borrowing Procedures Each Swing Line Borrowing, and each prepayment thereof, shall be made as provided in the AutoBorrow Agreement.
(c)    Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Revolving Credit Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Revolving Credit Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Revolving Credit Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 12:00 noon on the day specified in such Revolving Credit Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(vii)    If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(viii)    If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(v)    Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)    Repayment of Participations. (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.
(ii)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.
(f)    Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
(g)    Termination of the Swing Line Loan Facility. The Swing Line Lender may terminate and/or suspend the Swing Line Loan facility in accordance with the AutoBorrow Agreement. Upon any such termination, the Swing Line Sublimit shall automatically reduce to zero.
(h)    Acknowledgment. The Borrower and the Swing Line Lender acknowledge and agree that this Agreement constitutes the “Swingline Facility” as defined in the AutoBorrow Agreement.
2.05.    Prepayments. (a) Optional. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than (1) 12:00 noon three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) 12:00 noon on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Notwithstanding the foregoing, subject to payment of any amounts required under Section 3.05, the Borrower may rescind or postpone any notice of prepayment if such prepayment would have resulted from a refinancing of the Loans, which refinancing shall not have been consummated or shall have otherwise been delayed. Any prepayment of a Revolving Credit Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.16, each such prepayment shall be applied to the Revolving Credit Loans of the Lenders in accordance with their respective Applicable Percentages.
(b)    Mandatory. If for any reason the Total Outstandings at any time exceed the Aggregate Commitments at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess. Any mandatory prepayments hereunder shall be accompanied by all accrued interest on the amount prepaid together with any additional amounts required pursuant to Section 3.05.
2.06.    Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days (or such shorter period of time as the Administrative Agent may agree in its sole discretion) prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Letter of Credit Sublimit. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Aggregate Commitments under this Section 2.06. Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
2.07.    Repayment of Loans. (a) Revolving Credit Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.
(b)    Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) demand therefor by the Swing Line Lender and, (ii) the Maturity Date.
2.08.    Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to (A) the Base Rate plus (B) the Applicable Rate less 0.50%.
(b)    (i)    If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09.    Fees. In addition to certain fees described in Sections 2.03(h) and (i):
(a)    Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Commitments for purposes of determining the commitment fee. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing June 30, 2013, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.
(b)    Other Fees. (i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)    The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10.    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
2.11.    Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note with the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in Section 2.11(a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.12.    Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.
(b)    (i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 11:00 a.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
2.13.    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Credit Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.15, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line

Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
2.14.    Increase in Commitments. (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $100,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) the Borrower may make a maximum of two such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond.
(b)    Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
(c)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. At any time that it seeks an increase in the Aggregate Commitments, the Borrower may also invite one or more Persons who are not Lenders to become Lenders (each, an “Additional Lender”), subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender, pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
(d)    Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.
(e)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of Holdings and each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of Holdings and such Loan Party (x) certifying and attaching the resolutions adopted by Holdings and such Loan Party approving or consenting to such increase, and (y) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (except for any such representations and warranties with a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects)

on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (c) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrower shall prepay any Revolving Credit Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.
(f)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
2.15.    Cash Collateral.
(a)    Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.05, 2.16 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C

Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi)) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03) and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.16.    Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender

against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.
(C)    With respect to any fee payable under Section 2.09(a) or (b) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.15.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01.    Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant

Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Tax Indemnifications. (i) The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, the Borrower shall not be required to indemnify a Recipient pursuant to this Section 3.01(c) for any Indemnified Taxes unless such Recipient makes written demand on the Borrower for indemnification no later than nine months after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Recipient for payment of such Indemnified Taxes, and (ii) the date on which such Recipient has made payment of such Indemnified Taxes (except that, if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof). A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.
(ii)    Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, to (x) the Administrative Agent for any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower, as applicable, for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, for any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).
(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN;
(4)    to the extent that a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner; or
(5)    executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(C)    if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
(g)    Defined Terms. For purposes of this Section 3.01, the term “Lender” includes any L/C Issuer and the term “applicable Law” includes FATCA.
Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C

Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02.    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.03.    Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.
3.04.    Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the L/C Issuer;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05.    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.06.    Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.
3.07.    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01.    Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to enter into this Agreement is subject to satisfaction of the following conditions precedent:
(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of Holdings or the signing Loan Party, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
(i)    executed counterparts of this Agreement, the Holdings Guaranty, the Stripes Holdings Guaranty and the Subsidiary Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
(ii)    executed counterparts of the AutoBorrow Agreement;
(iii)    a Note executed by the Borrower in favor of each Lender requesting a Note;
(iv)    the Security Agreement duly executed by each Loan Party, together with:

(A)    certificates representing the pledged Equity Interests referred to therein accompanied by undated stock powers executed in blank and instruments evidencing any pledged Indebtedness required to be delivered pursuant to the thresholds set forth in Section 6.12 indorsed in blank;
(B)    proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement (including, to the extent applicable, receipt of UCC-3 termination statements and “control” (within the meaning of Section 8-106 of the UCC) with respect to uncertificated securities);
(C)    copies of all Uniform Commercial Code, judgment and tax lien searches with respect to the personal property Collateral, together with copies of the financing statements (or similar documents) disclosed by such searches, and accompanied by evidence that any Liens indicated in any such financing statements that are not permitted by Section 7.01 have been or contemporaneously will be released or terminated (or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent); and
(D)    the Susser Consent, duly executed by each party thereto.
(v)    each Mortgage duly executed by each Loan Party party thereto and in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid first and subsisting Lien on the Mortgaged Real Property subject to such Mortgage;
(vi)    the Holdings Pledge Agreement duly executed by Holdings, together with:
(A)    certificates representing the pledged Equity Interests referred to therein accompanied by undated stock powers executed in blank and instruments evidencing any pledged Indebtedness required to be delivered pursuant to the thresholds set forth in Section 6.12 indorsed in blank,
(B)    proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Holdings Pledge Agreement, covering the Collateral described in the Holdings Pledge Agreement (including, to the extent applicable, receipt of UCC-3 termination statements and “control” (within the meaning of Section 8-106 of the UCC) with respect to uncertificated securities), and
(C)    copies of all Uniform Commercial Code, judgment and tax lien searches with respect to the personal property Collateral, together with copies of the financing statements (or similar documents) disclosed by such searches, and accompanied by evidence that any Liens indicated in any such financing statements that are not permitted by Section 7.01 have been or contemporaneously will be released or terminated (or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent).
(vii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower and each Guarantor as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower or such Guarantor is a party or is to be a party;
(viii)    such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower and each Guarantor is duly organized or formed, and that each such Person is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;
(ix)    a favorable opinion of Vinson & Elkins LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters concerning Holdings and the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
(x)    a certificate of a Responsible Officer of Holdings and each Loan Party either (A) certifying that it has received all material consents, licenses and approvals required in connection with the consummation by such Person of the Transaction and the execution, delivery and performance by the Borrower and each Guarantor and the validity against the Borrower or such Guarantor of the Loan Documents to which it is a party, and such consents, licenses and approvals are in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(xi)    a certificate signed by a Responsible Officer of the Borrower certifying that (A) the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no change, occurrence or development since December 30, 2012, that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect;
(xii)    the Audited Financial Statements and internally prepared consolidating schedules derived from the preparation of such Audited Financial Statements for the Restricted Entities for the fiscal year ended December 31, 2012;
(xiii)    certificates attesting to the Solvency of (A) Holdings, together with its Subsidiaries on a consolidated basis, and (B) the Restricted Entities on a consolidated basis, in each case, before and after giving effect to the execution and delivery of the Loan Documents, any Credit Extension to be made on the Closing Date and the consummation of the Transaction, from the chief financial officer of Holdings and the Borrower;

(xiv)    evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance and endorsements, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral on the Closing Date;
(xv)    evidence reasonably satisfactory to the Administrative Agent that all obligations under the Existing Credit Agreement shall have been retired and arrangements reasonably satisfactory to the Administrative Agent shall have been made for the release, amendment, assignment, or restatement, as appropriate, of all Liens securing the obligations under the Existing Credit Agreement and the termination or amendment and restatement, as applicable, of all related credit documents; and
(xvi)    such other assurances, certificates, documents, consents, reports or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender reasonably may require.
(b)    (i) All fees required to be paid to the Administrative Agent and the Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.
(c)    Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
(d)    Other than as permitted by Section 7.02 and any Indebtedness incurred pursuant to this Agreement, after giving effect to the Transaction and the transactions contemplated hereby, no third-party indebtedness for borrowed money of the Restricted Entities shall remain outstanding as of the Closing Date.
(e)    There shall be no actions, suits, proceedings, claims or disputes ongoing, pending or, to the knowledge of the Borrower, threatened in any court or conducted before or by any arbitrator or Governmental Authority, by or against Holdings, Stripes Holdings, the Borrower or any of their respective Subsidiaries that (i) purport to affect or pertain to the Transaction, this Agreement or any other Loan Document, or the extensions of credit contemplated hereby or (ii) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
(f)    The Administrative Agent shall have received evidence reasonably satisfactory to it that all action that it deems necessary or desirable in order to perfect the Liens created under the Collateral Documents has been (or, substantially concurrent with the funding of the initial Credit Extensions made on the Closing Date, will be) taken (including UCC-3 termination statements).

(g)    Holdings and the Loan Parties shall have provided to the Administrative Agent all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested prior to the Closing Date by any Lender.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02.    Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Revolving Credit Loan Notice requesting only a conversion of Revolving Credit Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
(a)    The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (c) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.
(b)    No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)    The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
(d)    Prior to the redemption in full on the Senior Notes, such Credit Extension would not cause the Total Outstandings to exceed the Aggregate Commitments less the Senior Notes Redemption Reserve (after giving effect to the application of the proceeds of such Credit Extension.
Each Request for Credit Extension (other than a Revolving Credit Loan Notice requesting only a conversion of Revolving Credit Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and the Lenders that:
5.01.    Existence, Qualification and Power. Each of Holdings and each Restricted Entity (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to other than clause (b)(ii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02.    Authorization; No Contravention. The execution, delivery and performance by Holdings and each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) result in the creation of any Lien (other than the Lien created pursuant to the Loan Documents), conflict with or result in any breach or contravention of, or require any payment to be made under (i) any material note, indenture, credit agreement, security agreement, credit support agreement, or other similar agreement to which such Person is a party or any Material Contract, (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law applicable to such Person or its property.
5.03.    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, Holdings or any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by Holdings or any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof subject to the Liens permitted under Section 7.01) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents except for (i) the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (ii) authorizations, approvals, actions, notices and filings which are not required by the express terms of the Collateral Documents to be taken or delivered by Holdings or any Loan Party as of the Closing Date.
5.04.    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by Holdings and each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of Holdings or such Loan Party, as applicable, enforceable against Holdings and each Loan Party that is party thereto in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by general principles of equity.
5.05.    Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness. The internally prepared consolidating schedules derived from the preparation of the Audited Financial Statements for the fiscal year ended December 31, 2012, reflecting the consolidated financial condition of the Restricted Entities fairly present the financial condition of the Restricted Entities as of the date thereof and their results of operations for the period covered thereby and show all material indebtedness and other liabilities, direct or contingent, of the Restricted Entities as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(b)    Since December 30, 2012, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(c)    The consolidated forecasted balance sheets, statements of income and cash flows of Holdings and the consolidated forecasted balance sheets, statements of income and sources and uses of funds of the Restricted Entities delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, Holdings’ reasonable estimate of its future financial condition and performance and the future financial condition and performance of Holdings and the Restricted Entities, as applicable (it being understood that (i) such forecasts are estimates and are subject to significant uncertainties and contingencies, and that actual results during the period or periods covered by any such forecasts may differ significantly from the projected results and such differences may be material and (ii) no representation is made with respect to information of a general economic or general industry nature).
5.06.    Litigation. As of the Closing Date, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, Stripes Holdings, the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to adversely affect or enjoin, prohibit or restrain this Agreement (including the extensions of credit hereby), any other Loan Document or the consummation of the Transaction or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect. Since the Closing Date, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, Stripes

Holdings, the Borrower or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
5.07.    No Default. Neither Holdings nor any Restricted Entity is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transaction, the transactions contemplated by this Agreement or any other Loan Document.
5.08.    Ownership of Real Property; Liens. Each Restricted Entity has good record and indefeasible title in fee simple to, or valid leasehold interests in, all real and personal property necessary or used in the ordinary conduct of its business, except for defects that, individually or in the aggregate, (i) do not materially interfere with the ordinary conduct of its business or (ii) could not reasonably be expected to have a Material Adverse Effect. None of such property is subject to any Lien, except for Liens permitted by Section 7.01.
5.09.    Environmental Compliance. (a) The Restricted Entities in the ordinary course of business evaluate the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    None of the properties currently or formerly owned or operated by any Restricted Entity is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there are no and never have been any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Restricted Entity or, to the best of the knowledge of the Borrower, on any property formerly owned or operated by any Restricted Entity, (ii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Restricted Entity, and (iii) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Restricted Entity.
(c)    Except for matters that, either individually or in the aggregate, could not reasonably expected to have a Material Adverse Effect, (i) no Restricted Entity is undertaking, and no Restricted Entity has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Restricted Entity have been disposed of in a manner not reasonably expected to result in material liability to any Restricted Entity.

(d)    Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) the Restricted Entities are and have been in compliance with all applicable Environmental Laws and (ii) the Restricted Entities are not subject to any pending or threatened claim or proceeding relating to Environmental Laws or Hazardous Materials.
(e)    Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the Restricted Entities (i) have obtained all Environmental Permits necessary for the ownership and operation of its real properties and the conduct of its Business, which are in full force and effect; (ii) have been and are in compliance with all terms and conditions of such Environmental Permits; and (iii) have not received written notice of a violation or alleged violation of any Environmental Permit, and.
5.10.    Insurance. The properties of the Restricted Entities are insured with financially sound and reputable insurers, in such amounts, with such deductibles and covering such risks (including as to self-insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Restricted Entities operate.
5.11.    Taxes. Holdings and the Restricted Entities have filed (or caused to be filed) all Federal, state and other material tax returns required to be filed, and have paid all material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Holdings or any Restricted Entity that would, if made, have a Material Adverse Effect. The charges, accruals and revenues on the books of Holdings and the Restricted Entities are adequate. Neither Holdings nor any Restricted Entity is party to any tax sharing agreement except as set forth on Schedule 5.11.
5.12.    ERISA Compliance. (a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws, except for failures to be in such compliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)    There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, which in the case of the items listed in clauses (i) through (v) above, could, individually or in the aggregate, reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of the Threshold Amount.
5.13.    Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, Stripes Holdings has no Subsidiaries other than those disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents. As of the Closing Date, no Restricted Entity has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number.
5.14.    Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any Credit Extension hereunder will be used by the Borrower or any Subsidiary to purchase or carry margin stock (within the meaning of Regulation U issued by the FRB).
(b)    None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.15.    Disclosure. No report, financial statement, certificate or other written information (other than third-party data and information of a general economic nature) furnished by or on behalf of Holdings or any Restricted Entity to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains, as of the date such information was furnished (or, if such information expressly relates to an earlier date, such earlier date) any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading taken as a whole; provided that with respect to projected financial information, each of Holdings and the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such forecasts are estimates and are subject to significant uncertainties and contingencies, and that actual results during the period or periods covered by any such forecasts may differ significantly from the projected results and such differences may be material).
5.16.    Compliance with Laws. Each of Holdings and each Restricted Entity is in compliance in all material respects with the requirements of all Laws (including the PATRIOT Act, OFAC, FCPA and other anti-terrorism Laws) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.17.    Intellectual Property; Licenses, Etc. Each Restricted Entity owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of its respective businesses, without conflict with the rights of any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.18.    Solvency. (a) Holdings, together with its Subsidiaries on a consolidated basis, is Solvent and (b) the Restricted Entities, on a consolidated basis, are Solvent.
5.19.    Casualty, Etc. Neither the businesses nor the properties of any Restricted Entity are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.20.    Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings to be made on or after the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect such Liens (except for any such filings or other actions not required by the express terms of the Collateral Documents to be taken as of the Closing Date).
5.21.    OFAC. No Restricted Entity, nor, to the knowledge of any Restricted Entity, any Related Party, (a) is currently the subject of any Sanctions, (b) is located, organized or residing in any Designated Jurisdiction, or (c) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, Arranger, Administrative Agent, L/C Issuer or Swingline Lender) of Sanctions.
5.22.    Senior Indebtedness. No Restricted Entity has designated any Indebtedness (other than the Indebtedness incurred hereunder) as “Designated Senior Debt” (or any similar term) under any indenture.
5.23.    Margin Stock. Following application of the proceeds of the Loans, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to the restrictions contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness within the scope of Section 8.01(e) or Section 8.01(g) will be margin stock. For purposes of this section, “assets” of the Borrower or any of its Subsidiaries includes, without limitation, treasury stock of the Borrower that has been retired. The Borrower is not in violation of Section 7 of the Exchange Act and any margin regulations, and neither the Borrower’s operations nor the transactions contemplated hereby will violate Section 7 of the Exchange Act and any margin regulations.
ARTICLE VI.
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Restricted Entity to, and solely with respect to Section 6.19, Holdings shall:
6.01.    Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:
(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, (i) a consolidated balance sheet of Holdings and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income or operations, changes in equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) internally prepared consolidating schedules derived from the preparation of such audited consolidated financial statements reflecting the consolidated position of the Restricted Entities of the end of such fiscal year;

(b)    Beginning with the fiscal quarter ending March 31, 2013, as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries and consolidating schedules thereto reflecting the consolidated position of the Restricted Entities as of the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in equity, and cash flows for Holdings, and consolidating statements of income or operations and sources and uses of funds for the Restricted Entities, for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements and consolidating schedules to be certified by a Responsible Officer of the Borrower as fairly presenting (i) in the case of consolidated statements, the consolidated financial condition, results of operations, equity and cash flows of Holdings, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (ii) in the case of the consolidating schedules, the consolidated financial condition, results of operations and sources and uses of funds of the Restricted Entities as derived from the corresponding consolidated financial statements of Holdings;
(c)    as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, an annual business plan and budget of (i) Holdings and its Subsidiaries on a consolidated basis, including forecasts prepared by management of Holdings, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of Holdings and (ii) the Restricted Entities on a consolidated basis, including forecasts prepared by management of Holdings, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and sources and uses of funds of the Restricted Entities, in each case on an annual basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs).
As to any information contained in materials furnished pursuant to Section 6.02(b), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.
6.02.    Certificates; Other Information. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:
(a)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, which shall include a description in detail reasonably satisfactory to the Administrative Agent of all promissory notes, including intercompany promissory notes, including between or among any of the Restricted Entities or a Restricted Entity and any Affiliate of a Restricted Entity and received by a Restricted Entity since the date of the previous Compliance Certificate to the extent required to be pledged by a Restricted Entity pursuant to the Collateral Documents (in each case, which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes;
(b)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders, partners or members (or the equivalent of any thereof) of Holdings, and copies of all annual, regular, periodic and special reports and registration statements which Holdings or any Restricted Entity may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(c)    promptly after the furnishing or receipt thereof, any notice received from any holder of debt securities in a principal amount greater than the Threshold Amount of any Restricted Entity, pursuant to the terms of any indenture, loan or credit or similar agreement, in each case, regarding or related to any material breach or material default by a Restricted Entity or any change of control (as defined in such agreement);
(d)    Upon request from the Administrative Agent, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Restricted Entities and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;
(e)    promptly after the assertion or occurrence thereof, notice of any action or proceeding against any Restricted Entity or of any assertion of noncompliance by any Restricted Entity with regard to any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any real property described in any Collateral Documents to be subject to any new and material restrictions on ownership, occupancy, use or transferability under any Environmental Law;
(f)    at least concurrently with the closing thereof, notice of any acquisition or divestiture by any Restricted Entity of any assets or properties in excess of $50,000,000; provided that the Borrower shall not be required to deliver any notice or documentation pursuant to this paragraph with respect to any Permitted Sale/Leaseback Transactions;
(g)    if the Borrower elects to have a Minimum Liquidity Credit apply with respect to an Acquisition, (i) written notice of such election not less than (5) Business Days prior to the consummation of such Acquisition (such election, a “Minimum Liquidity Credit Election”) and (ii) a certificate signed by a Responsible Officer certifying (A) such Acquisition is being consummated in contemplation of an MLP Disposition and complies with Section 7.03(f), (B) a description in reasonable detail of the assets being acquired pursuant to such Acquisition together with the fair market value of such assets, (C) the aggregate consideration (including cash and non-cash composition of such consideration) to be received by the Restricted Entities in connection with the corresponding MLP Disposition, and (D) the closing date of such MLP Disposition (which, in any event, shall be within 15 Business Days of the consummation of the such Acquisition);

(h)    promptly upon its becoming available, copies of all notices or documents received by the Borrower or any Loan Party pursuant to any Material Contract alleging a material default or nonperformance by such Person thereunder or terminating or suspending any such Material Contract to the extent any of the foregoing could reasonably be expected to have a Material Adverse Effect;
(i)    concurrently with the designation of any Wholly Owned Subsidiary as an Immaterial Subsidiary, a written notice of such designation signed by a Responsible Officer of the Borrower (which delivery may, unless the Administrative Agent requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes), and if requested by the Administrative Agent, the consolidating financial information of such Immaterial Subsidiary accompanied by a certificate signed by a Responsible Officer of the Borrower certifying that such consolidating financial information fairly presents in all material respects the consolidated financial condition of such Immaterial Subsidiary; and
(j)    promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website, a website or electronic service maintained by the SEC (i.e., EDGAR) or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary)

with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
6.03.    Notices. Promptly (but, in any event, within three (3) Business Days after a Responsible Officer of the applicable Restricted Entity obtains knowledge thereof), notify the Administrative Agent and each Lender:
(a)    of the occurrence of any Default;
(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(c)    of the occurrence of any ERISA Event;
(d)    of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof which would have an impact on the financial covenants contained in Section 7.11, including any determination by the Borrower referred to in Section 2.10(b); and
(e)    of the occurrence of any single Collateral Loss affecting property with a fair market value in excess of $10,000,000 (or where lost revenues of the Loan Parties related to Collateral Loss could reasonably be expected to exceed $10,000,000 or which Collateral Loss is otherwise material to the operations of the Borrower or any of its Subsidiaries).
Each notice pursuant to Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04.    Payment of Obligations. Pay and discharge as the same shall become due and payable, all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.
6.05.    Preservation of Existence, Etc. (a)  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
6.06.    Maintenance of Properties. (a) Maintain, preserve and protect (or cause to be maintained, preserved and protected) all of its material properties necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make or cause to be made all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities; except in the case clauses (a) and (b) above, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.07.    Maintenance of Insurance; Flood Insurance.
(a)    Maintain with financially sound and reputable insurers reasonably acceptable to the Administrative Agent, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.
(b)    With respect to properties that are subject to a Mortgage and on which Buildings or Manufactured Mobile Homes (each as defined in the Flood Insurance Regulations) are located (where such improvements are subject to such Mortgage), the Borrower will, and will cause the Restricted Entities to provide the Administrative Agent, with a standard flood hazard determination form for such property, and obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any properties that are subject to a Mortgage (where such improvements are subject to such Mortgage) are within a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the Flood Insurance Regulations. In addition, to the extent the Borrower or any Subsidiary fails to obtain or maintain satisfactory flood insurance required pursuant to the preceding sentence with respect to any relevant property, the Administrative Agent shall be permitted, in its sole discretion, to obtain forced placed insurance at the Borrower’s expense to ensure compliance with any applicable flood insurance Laws.
6.08.    Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.09.    Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.
6.10.    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and, at any time an Event of Default shall have occurred and be continuing, the Lenders, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that except during the continuation of an Event of Default, such visits and inspections shall not occur more than once in any calendar year, and provided further that the Borrower is given at least three Business Days' advance notice thereof and reasonable opportunity to be present when independent public accountants or other third parties are contacted.
6.11.    Use of Proceeds. Use the proceeds of the Credit Extensions for the payment of fees and expenses relating to this Agreement, to finance in part the redemption in full the Senior Notes (and any fees and expenses related thereto), for working capital, capital expenditures, acquisitions, Restricted Payments permitted pursuant to Section 7.06 and other general corporate purposes not in contravention of any Law or of any Loan Document.
6.12.    Covenant to Guarantee Obligations and Give Security. (a) Upon the formation or acquisition of any new direct or indirect Subsidiary (other than any CFC, any Subsidiary that is held directly or indirectly by a CFC or any Immaterial Subsidiary) by any Loan Party (for the purpose of this paragraph, reference to such formation or acquisition shall include any Subsidiary that ceases to be an Immaterial Subsidiary), then the Borrower shall, at the Borrower’s expense:
(i)    within 30 days after such formation or acquisition (or such longer period as the Administrative Agent may determine in its sole discretion), cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the Obligations,
(ii)    within 30 days after such formation or acquisition (or such longer period as the Administrative Agent may determine in its sole discretion), furnish to the Administrative Agent a summary description of the promissory notes (or other instruments), the Equity Interests and, if requested by the Administrative Agent, other personal properties of such Subsidiary, in detail reasonably satisfactory to the Administrative Agent,
(iii)    within 30 days after such formation or acquisition (or such longer period as the Administrative Agent may determine in its sole discretion), cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent security agreement supplements, and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including, to the extent certificated, delivery of all pledged Equity Interests in and of such Subsidiary, securing payment of all the Obligations and constituting Liens on all the personal property of the type constituting Collateral of such Subsidiary or such parent,
(iv)    within 30 days after such formation or acquisition (or such longer period as the Administrative Agent may determine in its sole discretion), cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the Collateral purported to be subject to the security agreement supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms; provided that the actions required under this paragraph shall be limited in any event to (1) the filing of UCC financing statements in such Subsidiary’s jurisdiction of organization, (2) delivery of certificates representing any pledged Equity Interests consisting of certificated securities with appropriate transfer powers, (3) delivery of promissory notes or instruments with appropriate endorsements to the extent required to be delivered pursuant to the Collateral Documents (provided that the aggregate amount of all promissory notes payable to the Borrower and its Subsidiaries exceeds the threshold for delivery set forth in the Security Agreement) and (4) granting the Administrative Agent control (within the meaning of the UCC) over any pledged Equity Interests consisting of uncertificated securities,
(v)    if requested by the Administrative Agent, within 60 days after such request (or such longer period as the Administrative Agent may determine in its sole discretion), deliver to the Administrative Agent, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and
(b)    Upon the acquisition of (1) Equity Interests in any Person (other than any CFC, any Subsidiary that is held directly or indirectly by a CFC or any Immaterial Subsidiary), and (2) if requested by the Administrative Agent, any other property, in each case, other than Excluded Property, if such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrower shall, at the Borrower’s expense:
(i)    within 30 days after such acquisition or request (or such longer period as the Administrative Agent may determine in its sole discretion), furnish to the Administrative Agent a summary description of the property so acquired in detail reasonably satisfactory to the Administrative Agent,
(ii)    within 30 days after such acquisition or request (or such longer period as the Administrative Agent may determine in its sole discretion), cause the applicable Loan Party to duly execute and deliver to the Administrative Agent security agreement supplements, and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations and constituting Liens on all the personal property of the type constituting Collateral of such Loan Party so acquired,
(iii)    within 30 days after such acquisition or request (or such longer period as the Administrative Agent may determine in its sole discretion), cause the applicable Loan Party to take whatever action may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the Collateral so acquired, enforceable against all third parties; provided that the actions required under this paragraph shall be limited in any event to (1) the filing of UCC financing statements in such Loan Party’s jurisdiction of organization, (2) delivery of certificates representing any pledged Equity Interests consisting of certificated securities with appropriate transfer powers, (3) delivery of promissory notes or instruments with appropriate endorsements to the extent required to be delivered pursuant to the Collateral Documents and (4) granting the Administrative Agent control (within the meaning of the UCC) over any pledged Equity Interests consisting of uncertificated securities, and
(iv)    if requested by the Administrative Agent, within 60 days after such request (or such longer period as the Administrative Agent may determine in its sole discretion), deliver to the Administrative Agent, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii), and as to such other matters as the Administrative Agent may reasonably request.
(c)    Upon the request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, the Borrower shall, at the Borrower’s expense:
(i)    within 30 days after such request (or such longer period as the Administrative Agent may determine in its sole discretion), furnish to the Administrative Agent a summary description of the material real and personal properties of the Loan Parties and their respective Subsidiaries in detail reasonably satisfactory to the Administrative Agent,
(ii)    within 30 days after such request (or such longer period as the Administrative Agent may determine in its sole discretion), duly execute and deliver, and cause each Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) of the Borrower (if it has not already done so) to duly execute and deliver, to the Administrative Agent (A) if it has not already done so, a guaranty or guaranty supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents and (B) Mortgages, security agreement supplements and other security and pledge agreements (in each case, covering the real and personal properties of such Subsidiary constituting Collateral), as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all pledged Equity Interests and pledged Indebtedness in and of such Subsidiary, securing payment of all the Obligations and constituting Liens on all such properties),

(iii)    within 30 days after such request (or such longer period as the Administrative Agent may determine in its sole discretion), take, and cause each Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) of the Borrower to take, whatever action may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Mortgages, security agreement supplements, and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms, (provided that the actions required under this paragraph shall be limited in any event to (1) the filing of UCC financing statements in such Subsidiary’s jurisdiction of organization, (2) delivery of certificates representing any pledged Equity Interests consisting of certificated securities with appropriate transfer powers, (3) delivery of promissory notes or instruments with appropriate endorsements to the extent required to be delivered pursuant to the Collateral Documents, (4) granting the Administrative Agent control (within the meaning of the UCC) over any pledged Equity Interests consisting of uncertificated securities and (5) the filing of Mortgages with the appropriate office in the jurisdiction where the real property covered by such instrument is located,
(iv)    if requested by the Administrative Agent, within 60 days after such request (or such longer period as the Administrative Agent may determine in its sole discretion), deliver to the Administrative Agent, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and
(v)    as promptly as practicable after such request, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned by the Borrower and its Subsidiaries, title commitments, flood determinations and flood insurance, if applicable, with respect to each parcel of real property owned by the Borrower and its Subsidiaries, each in scope, form and substance satisfactory to the Administrative Agent, together with surveys that are in possession of the Borrower and its Subsidiaries; provided, however, that to the extent that the Borrower and its Subsidiaries shall have otherwise received any surveys with respect to such real property, such surveys shall, promptly after the receipt thereof, be delivered to the Administrative Agent (but in any event no obligation to obtain additional surveys shall be evidenced by this section).
(d)    With respect to any real property which is subject to (a) a Mortgage and (b) a lease made by a Loan Party, as lessor, and any Affiliate of a Loan Party, as lessee, the Borrower covenants that it shall, and shall cause the applicable Loan Party to cause each such lease to be, by its terms, specifically subordinated to any mortgage of the property subject to the lease, and the Administrative Agent agrees to enter into a non-disturbance and attornment agreement, on terms reasonably satisfactory to the Borrower and Administrative Agent, with such lessor and lessee.

(e)    Notwithstanding the foregoing, if at any time all Immaterial Subsidiaries, taken as a whole, have total assets with an aggregate book value of 5% of Consolidated Total Assets as of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b), then the Borrower shall designate which of such Subsidiaries shall no longer constitute “Immaterial Subsidiaries” for purposes of this Credit Agreement to the extent necessary to cause such excess to be eliminated and, with respect to any Subsidiary that ceases to be an Immaterial Subsidiary as a result of such designation, the Borrower shall take, and cause such Subsidiary to take, such action as is necessary to comply with this Section 6.12.
6.13.    Compliance with Environmental Laws. Comply, and require all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, to the extent required by applicable Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries that are Restricted Entities shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
6.14.    Further Assurances. Promptly (or within the time periods specified in Section 6.12, if applicable) upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder (provided that the Borrower’s obligation to perfect any of the Liens is limited in any event to (1) the filing of UCC financing statements in the applicable Loan Party’s jurisdiction of organization, (2) delivery of certificates representing any pledged Equity Interests consisting of certificated securities with appropriate transfer powers, (3) only in the event so requested by the Administrative Agent, delivery of promissory notes or instruments with appropriate endorsements (provided that the aggregate amount of all promissory notes payable to the Borrower and its Subsidiaries exceeds the threshold for delivery set forth in the Security Agreement), and (4) granting the Administrative Agent control (within the meaning of the UCC) over any pledged Equity Interests consisting of uncertificated securities and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
6.15.    Compliance with Terms of Leaseholds. Administer all leases of real property to which any Restricted Entity is a party in the ordinary course of business, and cause each Restricted Entity to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.
6.16.    Corporate Separateness.
(a)    Holdings and each Restricted Entity shall take, or refrain from taking, as the case may be, all actions, including, but not limited to the following, that are necessary or advisable to be taken or not to be taken in order to ensure that its existence shall be maintained and respected separate and apart from that of any other Person and not as a single enterprise:
(b)    Holdings and each Restricted Entity shall maintain its own deposit, securities or other account or accounts, separate from those of any Affiliate, with commercial banking institutions or broker-dealers. Holdings and each Restricted Entity shall ensure that its funds will not be diverted to any other Person or for other than corporate uses of Holdings and such Restricted Entity, as the case may be, and such funds will not be commingled with the funds of any other Person (other than concentration accounts maintained by the Restricted Entities).
(c)    To the extent that it jointly contracts with any of its Affiliates to do business with vendors or service providers or to share overhead expenses, Holdings and each Restricted Entity shall ensure that the costs incurred in so doing shall be allocated fairly among such entities, to the extent practicable, on the basis of such entities' actual share of such costs and to the extent such allocation is not practicable, on a basis reasonably related to such entities' fair share of such costs.
(d)    Holdings and each Restricted Entity shall conduct its affairs in its own name and strictly in accordance with its Organization Documents and observe all necessary, appropriate and customary corporate formalities, including, but not limited to, holding all regular and special officers' and directors' meetings appropriate to authorize all corporate action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.
(e)    Holdings and each Restricted Entity shall cause its assets to be maintained in a manner that facilitates their identification and segregation from those of any other Person.
6.17.    Redemption of Senior Notes. Within 120 calendar days following the Closing Date, the Borrower shall have redeemed in full the Senior Notes.
6.18.    Pari Passu Liens on Margin Stock. In the event that any Restricted Entity obtains margin stock and pledges such margin stock to secure Indebtedness of any Person (other than the Indebtedness incurred hereunder), the Borrower agrees to grant, or cause the applicable Restricted Entity to grant, to the Administrative Agent for the benefit of the Secured Parties and substantially simultaneously with the granting of such other Lien, a pari passu Lien on such margin stock securing the Obligations on an equal and ratable basis as the Liens securing such other Indebtedness. In connection with any Liens required to be granted to the Administrative Agent pursuant to this Section 6.18, the Borrower agrees to perform (or refrain from) such acts and deliver such documents (including Form FR U-1s) that the Administrative Agent or any Lender deems necessary or advisable in order to insure the Administrative Agent’s and the Lenders’ compliance with Section 7 of the Exchange Act and the margin regulations (including Regulation U).
6.19.    Notices from Holdings. Within three (3) Business Days prior to the consummation of an SHC Acquisition, Holdings shall provide the Administrative Agent with notice of (a) any such SHC Acquisition and the corresponding Drop Down Transactions to be consummated in connection therewith (including a description of the assets subject thereto and whether such assets constitute Drop Down MLP Assets or Drop Down Retail Assets), (b) the aggregate consideration to be paid by Holdings in connection with such SHC Acquisition, (c) with respect to a Drop Down Transaction to the MLP Entities, the aggregate consideration to be received by Holdings in connection with such Drop Down Transaction (including the cash and non-cash composition thereof) and (d) the proposed date of consummation for each of (i) such SHC Acquisition, (ii) the corresponding Drop Down Transaction and (iii) the corresponding contribution to the Restricted Entities of MLP Consideration or Drop Down Retail Assets, as applicable.
6.20.    Post-Closing.
(a)    Not later than thirty (30) days after the Closing Date, the Borrower shall deliver bring-down title reports with respect to title policies outstanding prior to the Closing Date.
(b)    Not later than three (3) days after the redemption in full of the Senior Notes, the Borrower shall have delivered evidence reasonably satisfactory to the Administrative Agent that the Contributed Assets have been contributed by Holdings to the Borrower.
ARTICLE VII.
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Restricted Entity to, and solely with respect to Section 7.19, Holdings shall not, directly or indirectly:
7.01.    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or assign any accounts or other right to receive income, other than the following:
(a)    Liens pursuant to any Loan Document securing the Obligations;
(b)    Liens existing on the date hereof and listed on Part A of Schedule 7.01 and any renewals or extensions thereof, provided that (i) the scope of property covered thereby is not increased (other than after-acquired property that is affixed or incorporated into the property covered by such Lien), (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(d), (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d);
(c)    Liens for taxes, assessments or other governmental charges or levies not overdue by more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)    Liens in connection with worker's compensation, unemployment insurance, or other social security, old age pension, or public liability obligations not overdue by more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(e)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(f)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(g)    pledges or deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(h)    zoning restrictions, easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(i)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
(j)    Liens securing Indebtedness permitted under Section 7.02(f) or trade accounts payable in the ordinary course of business and not more than 90 days past due (unless being contested in good faith and for which adequate reserves have been established and reported in accordance with GAAP); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness or trade credit, as applicable and (ii) the Indebtedness or trade payable, as applicable, secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(k)    Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Restricted Entity or becomes a Subsidiary of the Borrower or such Restricted Entity; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Restricted Entity or acquired by the Borrower or such Restricted Entity, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02(g);
(l)    Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies, or under general depositary agreements, and burdening only deposit accounts or other funds maintained with a creditor depository institution; (ii) attaching to commodity trading accounts or other brokerage accounts and securing obligations with respect to such accounts, incurred in the ordinary course of business; (iii) relating to a pooled deposit or sweep account of any Restricted Entity to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such person or (iv) relating to purchase orders and other similar agreements entered into in the ordinary course of business;
(m)    Liens arising from precautionary UCC financing statements relating to operating leases and other contractual arrangements entered into in the ordinary course of business that describe only the property subject to such operating lease or contractual arrangement;
(n)    landlords' Liens listed on Part B of Schedule 7.01 or to which the Administrative Agent consents in writing;
(o)    Liens on equipment of such Person, arising in the ordinary course of business, granted by such Person to secure a third party's Indebtedness in order for such Person to obtain a fuel supply agreement, provided, that no such Lien is spread to cover any additional property (other than after-acquired property that is affixed or incorporated into the property covered by such Lien) or Indebtedness;
(p)    Liens on Equity Interests of any joint venture or partnership (other than a Wholly-Owned Subsidiary) owned by any Restricted Entity to the extent securing Indebtedness of such joint venture or partnership that is non-recourse to such Restricted Entity;
(q)    so long as no action to enforce such Lien has been commenced, Liens for the benefit of non-Affiliate counterparties to fuel supply agreements entered into in the ordinary course of business on deposits, funds, credits, credit card settlement accounts or other property of a similar scope and nature, which Liens secure the Borrower’s or any other Restricted Entity’s obligations under such fuel supply agreements;
(r)    any interest or title of a lessor or sublessor under any lease entered into by any Restricted Entity in the ordinary course of business and covering only the assets so leased and any Liens on such lessor's or sublessor's interest or title;

(s)    (i) leases, subleases, licenses or sublicenses granted to any other person in the ordinary course of business and (ii) the rights reserved or vested in any person by the terms of any lease, license, franchise, grant or permit held by any Restricted Entity or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;
(t)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business securing payment of amounts not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(u)    Liens (i) (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted under Section 7.03 to be applied against the purchase price for such Investment, and (B) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien and (ii) on cash earnest money deposits made by any Restricted Entity in connection with any letter of intent or purchase agreement permitted hereunder;
(v)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Restricted Entity in the ordinary course or business not prohibited by this Agreement;
(w)    Liens securing purchase money Indebtedness permitted under Section 7.02(p); provided that (i) such Liens do not at any time encumber any property other than the property acquired or constructed by such Indebtedness and (ii) no such Liens shall extend to or cover any Collateral (other than inventory acquired with the proceeds of such Indebtedness) or Unencumbered Real Property; and
(x)    other Liens not otherwise permitted hereunder securing any obligations (including Indebtedness) outstanding in an aggregate principal amount not to exceed $25,000,000; provided that no such Lien shall extend to or cover any Collateral or any Unencumbered Real Property.
7.02.    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party (it being agreed that netting provisions do not constitute exoneration);
(b)    Indebtedness of (i)(A) a Loan Party owing to another Loan Party or (B) a Subsidiary of the Borrower owed to the Borrower or a Subsidiary Guarantor, which Indebtedness, in each case, shall (1) constitute pledged Indebtedness under the Security Agreement, (2) be on terms (including subordination terms) reasonably acceptable to the Administrative Agent and (3) be otherwise permitted under the provisions of Section 7.03 or (ii) a Subsidiary that is not a Loan Party to a Subsidiary that is not a Loan Party;
(c)    Indebtedness under the Loan Documents;
(d)    Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;
(e)    Guarantees of the Borrower or any Subsidiary in respect of (i) Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary Guarantor or (ii) Indebtedness incurred by joint ventures or Subsidiaries that are not Loan Parties, in each case, constituting Investments otherwise permitted hereunder; provided that with respect to Guarantees by a Loan Party of Indebtedness of joint ventures or Subsidiaries that are not Loan Parties, the aggregate amount of Indebtedness guaranteed pursuant to such Guarantees shall not exceed (when combined with all Investments made pursuant to Section 7.03(c)(vi)) $35,000,000;
(f)    Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for inventory or fixed or capital assets within the limitations set forth in Section 7.01(j); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000;
(g)    Indebtedness of any Person that becomes a Subsidiary of the Borrower after the date hereof in accordance with the terms of Section 7.03(f), which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower);
(h)    unsecured Indebtedness issued by the Borrower and, if applicable, Susser Finance Corporation as co-issuer; provided that (i) immediately prior to and after giving effect to the issuance of such Indebtedness, no Default has occurred and is continuing under this Agreement, (ii) such Indebtedness’ scheduled maturity is no earlier than twelve (12) months after the Maturity Date, (iii) immediately prior to and after giving effect to the issuance of such Indebtedness, the Consolidated Total Leverage Ratio of the Restricted Entities on a Pro Forma Basis is no greater than 4.00 to 1.00,

(iv) such Indebtedness does not require any scheduled repayments, defeasance or redemption (or sinking fund therefor) of any principal amount thereof prior to maturity, (v) the indenture or other agreement governing such Indebtedness shall not contain (A) maintenance financial covenants or (B) other terms and conditions that are (taken as a whole) more restrictive on the Borrower or any of the Restricted Entities than the terms and conditions of this Agreement, and any refinancings, refundings, renewals or extensions thereof; provided that the terms of such refinancing, refunding, renewing, or extending Indebtedness satisfy the requirements of this Section 7.02(h);
(i)    Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case) incurred through the borrowing of money or contingent liabilities in respect thereof;
(j)    Indebtedness incurred by the Borrower or any of the Restricted Entities in a Disposition under agreements providing for, and in the form of, indemnification, the adjustment of the purchase price or similar adjustments and earn-outs;
(k)    cash management obligations and Indebtedness incurred by the Borrower or any other Restricted Entity in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts in the ordinary course of business;
(l)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations of the Borrower or any other Restricted Entity contained in supply arrangements, in each case, in the ordinary course of business;
(m)    Indebtedness consisting of obligations of the Borrower or any other Restricted Entity under deferred compensation or other similar arrangements (including options to purchase) incurred by such Person in the ordinary course of business and in connection with any Acquisition permitted under Section 7.03(f) with non-Affiliates;
(n)    Attributable Indebtedness of the Borrower and any other Restricted Entity in respect of Permitted Sale/Leaseback Transactions and any other sale-leaseback transactions to the extent the initial Disposition is permitted by Sections 7.05(g) or 7.05(l);
(o)    Guarantees by any Loan Party of Indebtedness of customers of any check cashing or short-term lending business owned or operated, directly or indirectly, by Holdings and its Subsidiaries in respect of C&G Investments, any Cash & Go Entity or Susser Financial Services LLC, for check cashing and short-term lending products in the ordinary course of business, consistent with past practices in an aggregate outstanding amount not to exceed $6,000,000 at any time;
(p)    purchase money Indebtedness for the construction of stores and the acquisition of inventory to be located at such stores in the form of borrowed money which does not have any stated maturity before the date which is 90 days after the Maturity Date and which does not have a scheduled principal amortization exceeding 7.5% of the original principal amount thereof for any year prior to its stated maturity; provided that, in the case of any such Indebtedness incurred pursuant to this paragraph exceeding $25,000,000 in the aggregate, the Borrower shall have delivered a

Compliance Certificate prior to the incurrence of such Indebtedness (but after giving pro forma effect to the incurrence thereof); and
(q)    other Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.
7.03.    Investments. Make or hold any Investments, except:
(a)    Investments held by the Restricted Entities in the form of Cash Equivalents;
(b)    advances to officers, directors and employees of Holdings or any Restricted Entity in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
(c)    (i) Investments by the Restricted Entities in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Restricted Entities in Loan Parties, (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties, (iv) Investments in Susser Company, Ltd. that are existing as of the date of this Agreement, (v) Investments by C&G Investments in any Cash & Go Entity that are existing as of the date of this Agreement and additional investments by C&G Investments in each Cash & Go Entity consisting of repurchasing the remaining equity interests of each Cash & Go Entity provided that, after such repurchase, each Cash & Go Entity complies with the requirements of Section 6.12 and (vi) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in joint ventures or Subsidiaries that are not Loan Parties in an aggregate amount invested from the date hereof not to exceed $35,000,000 (when combined with any Guarantees entered into pursuant to Section 7.02(e)(ii));
(d)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(e)    Guarantees permitted by Section 7.02;
(f)    Acquisitions (by purchase or merger); provided that (i) a Loan Party is the acquiring or surviving entity; (ii) no Default or Event of Default has occurred and is continuing and the Acquisition could not reasonably be expected to cause a Default or an Event of Default; (iii) before and after giving effect to such Acquisition on a Pro Forma Basis (including any incurrence of Indebtedness related thereto), the Restricted Entities are in compliance with Section 7.11 as of the end of the most recently ended fiscal quarter; (iv) the requirement of Section 7.07 is satisfied and the target is not hostile; (v) if such Acquisition is of Equity Interests, the issuer of such Equity Interests shall be an entity organized under the laws of the United States and shall become a Subsidiary upon consummation of such Acquisition; (vi) before and after giving effect to such Acquisition, the Minimum Liquidity of the Restricted Entities is not less than $75,000,000, (vii) with respect to any Acquisition for which the Acquisition Consideration exceeds $25,000,000, the Administrative Agent shall have received, at least five (5) Business Days prior to the date on which any such Acquisition is to be consummated, a certificate of a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that (A) all of the requirements set forth in this Section 7.03(f) have been satisfied or will be satisfied on or prior to the date on which such Acquisition is consummated and (viii) if the Borrower has made a Minimum Liquidity Credit Election for such Acquisition, the corresponding MLP Disposition is consummated with 15 Business Days of such Acquisition;
(g)    other Investments to which the Administrative Agent has consented in writing;
(h)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(i)    Investments consisting of Capital Expenditures permitted pursuant to Section 7.17;
(j)    Investments consisting of any deferred portion of the sales price received by the Borrower or any other Restricted Entity in connection with any Disposition permitted pursuant to Section 7.05;
(k)    other Investments (including dealer joint ventures and new store developments) that are in the same or a similar or complimentary line of business as any Loan Party; provided that no Restricted Entity may enter into any such other Investments if after giving effect to thereto any Default would exist;
(l)    the Restricted Entities may enter into Swap Contracts that are not speculative in nature and are entered into to hedge or mitigate risks to which the Restricted Entities are exposed in the conduct of its business;
(m)    (i) Investments in the MLP that are existing as of the Closing Date, (ii) Investments consisting of Common Units of the MLP received as a contribution of MLP Consideration from Holdings, (iii) Investments consisting of Common Units of the MLP received in connection with Dispositions to the MLP pursuant to Section 7.05; and (iv) other Investments consisting of Common Units acquired by any Restricted Entity after the Closing Date to the extent not otherwise permitted in this clause (m);
(n)    the Acquisition by the Borrower of the Contributed Assets on terms reasonably acceptable to the Administrative Agent; and
(o)    so long as no Event of Default has occurred and is continuing or would result from such Investment, other Investments not exceeding $35,000,000 in the aggregate in any fiscal year.
7.04.    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)    any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person;
(b)    any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;
(c)    any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party; and
(d)    a Loan Party may merge or consolidate with any Person in accordance with Section 7.03(f).
7.05.    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
(a)    Dispositions of obsolete or worn out property (other than Unencumbered Real Property or Mortgaged Real Property), whether now owned or hereafter acquired, in the ordinary course of business;
(b)    ordinary-course-of-business Dispositions of (i) inventory; (ii) Cash Equivalents; (iii) overdue accounts receivable in connection with the compromise or collection thereof (and not in connection with any financing transaction); and (iv) leases, subleases, rights of way, easements, licenses, and sublicenses that, individually and in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower or its Subsidiaries and do not materially detract from the value or the use of the property which they affect;
(c)    Dispositions of equipment, for fair market value, to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d)    Dispositions of property by any Subsidiary to the Borrower, a Wholly Owned Subsidiary or a Loan Party; provided that if the transferor of such property is a Loan Party, the transferee thereof must also be a Loan Party;
(e)    Dispositions permitted by Section 7.04;
(f)    Dispositions of property (i) resulting from the condemnation thereof or (ii) that has suffered a casualty (constituting a total loss or constructive total loss of such property), in each case upon or after receipt of the condemnation proceeds or insurance proceeds of such condemnation or casualty, as applicable;
(g)    Dispositions of Unencumbered Real Property, for fair market value, so long as (i) not less than 75% of the total consideration received by such Restricted Entity in respect of such

Disposition is comprised of cash and (ii) the aggregate fair market value of all Unencumbered Real Property disposed of pursuant to this clause (g) does not exceed $50,000,000; provided that, for purposes of calculating compliance with clause (ii), the amount of the aggregate fair market value of all Unencumbered Real Property disposed of in such Dispositions shall be deemed to be reduced dollar-for-dollar by the fair market value of any after-acquired real property designated by the Borrower as “Unencumbered Real Property” in a written notice to the Administrative Agent and that otherwise qualifies as “Unencumbered Real Property” (at which time, such real property shall be deemed Unencumbered Real Property for all purposes herein);
(h)    Dispositions in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower or any of the Subsidiaries;
(i)    Dispositions of Investments in joint ventures for fair market value;
(j)    other Dispositions of assets (excluding Mortgaged Real Property, Unencumbered Real Property and Non-Operating Assets), for fair market value, which are acquired, constructed or opened after February 25, 2013, so long as not less than 75% of the total consideration received by such Restricted Entity in respect of such Disposition is comprised of cash;
(k)    voluntary terminations of Swap Contracts, other than those required to be maintained by this Agreement;
(l)    Dispositions of Mortgaged Real Property, for fair market value, so long as (i) not less than 75% of the total consideration received by such Restricted Entity in respect of such Disposition is comprised of cash and (ii) the aggregate fair market value of all Mortgaged Real Property disposed of in reliance on this clause (l) shall not exceed $10,000,000 in any fiscal year and $25,000,000 in the aggregate during the term of this Agreement; provided that, for purposes of calculating compliance with clause (ii), the amount of the aggregate fair market value of all Mortgaged Real Property disposed of in such Dispositions shall be deemed to be reduced dollar-for-dollar by the fair market value of any similar assets reasonably acceptable to the Administrative Agent and which have been designated by the Borrower as “Mortgaged Real Property” in a written notice to the Administrative Agent but only to the extent that the Loan Parties have granted in favor of the Administrative Agent, for the benefit of the Secured Parties, a first priority security interest (subject only to Liens permitted under Section 7.01) pursuant to a Mortgage (at which such time such similar assets shall be deemed Mortgaged Real Property for all purposes herein) and have taken such other actions in connection with the granting and perfection thereof as may be reasonably required by the Administrative Agent (which, in any event, shall not include delivery of title insurance policies);
(m)    Dispositions of property (other than Unencumbered Real Property or Mortgaged Real Property) constituting the making of Investments permitted under Section 7.03(c)(vi) in connection with the formation or operation of joint ventures; and
(n)    Dispositions of Non-Operating Assets for fair market value.

7.06.    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
(a)    each Subsidiary that is a Restricted Entity may make Restricted Payments to the Borrower, any Subsidiary Guarantor and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(b)    the Borrower and each Restricted Entity may declare and make dividend payments or other distributions payable solely in the common Equity Interests of such Person;
(c)    the Borrower and Stripes Holdings may make Restricted Payments to Holdings in an aggregate amount not to exceed the SHC Acquisition RP Availability at any time so long as (i) the proceeds of such Restricted Payments are used by Holdings solely for the purpose of acquiring and developing Drop Down MLP Assets or Drop Down Retail Assets and (ii) such acquisition by Holdings complies with Section 7.19(c);
(d)    the Borrower may make Restricted Payments to Holdings in an aggregate amount not to exceed at any time in any fiscal year the General Dividend Availability (including after giving effect to any reductions to General Dividend Availability); provided, that (i) such Restricted Payments are used by Holdings solely for the purpose of a contemporaneous Restricted Payment by Holdings to its shareholders or a share repurchase of Equity Interests of Holdings and (ii) with respect to any Restricted Payment following the making of such Restricted Payments totaling $15,000,000 or more in the aggregate in any fiscal year, the Restricted Entities are in compliance on a Pro Forma Basis with the Consolidated Fixed Charge Coverage Ratio after giving effect to such Restricted Payment;
(e)    the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its Equity Interests with the proceeds received from the substantially concurrent issue of new common or subordinated Equity Interests; and
(f)    the Borrower and Stripes Holdings may declare and make Tax Distributions.
7.07.    Change in Nature of Business. Engage in any material line of business other than a Permitted Business.
7.08.    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Entity as would be obtainable by the Borrower or such Restricted Entity at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Loan Parties, (b) Investments permitted by Section 7.03 and Restricted Payments permitted by Section 7.06, (c) transactions pursuant to the Susser Omnibus Agreement, Susser Contribution Agreement, Susser Distribution Contract and the Susser

Transportation Contract, in each case, as in effect on the Closing Date or as otherwise permitted to be amended or modified by Section 7.14(b) of the MLP Credit Agreement (unless such amendments and modifications, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect), (d) transactions involving the disposition of master limited partnership qualifying assets to the MLP Entities (other than pursuant to the Susser Omnibus Agreement, Susser Contribution Agreement, Susser Transportation Contract or Susser Distribution Contract) which transactions are approved by a majority of the SHC Disinterested Directors and the conflicts committee of the MLP in accordance with its partnership agreement, (e) any employment or compensation agreement, deferred compensation plans, employee benefits plan, equity incentive or equity-based plans, profits interests, officer, supervisor and director indemnification agreement or insurance, stay bonuses, severance or similar agreement and arrangements, in the ordinary course of business, (f) reasonable and customary director, officer, supervisor and employee fees and compensation (including reimbursement of reasonable out-of-pocket costs of directors) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements (g) non-material transactions with the MLP Entities entered into in the ordinary course of business so long as, in each case, after giving effect thereto, no Default shall have occurred and be continuing and each such transaction is entered into in good faith and is in the best interests of the Borrower, and (h) any corporate sharing agreements with respect to tax sharing and general overhead and administrative matters.
7.09.    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Restricted Entity to make Restricted Payments to the Borrower or any Subsidiary Guarantor or to otherwise transfer property to or invest in the Borrower or any Subsidiary Guarantor, (ii) of any Restricted Entity required to be a Guarantor hereunder to Guarantee the Indebtedness of the Borrower or (iii) of any Loan Party hereunder to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit (A) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(f), (g), (p) or (q) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, (B) the negative pledges under the Senior Notes Indenture as the same are in effect on the date hereof and without giving effect to any amendments thereto after the date hereof or (C) customary non-assignment provisions in purchase and sale or exchange agreements or similar operational agreements, or provisions in licenses, easements or leases, in each case entered into in the ordinary course of business and consistent with past practices, which restrict the transfer, assignment or encumbrance thereof; provided, further that clauses (i), (ii) and (iii) shall not apply (x) to any contract or agreement in effect (A) as of the Closing Date and set forth on Schedule 7.09 (and any replacements or extensions of any such contracts or agreements that do not materially expand any such limitations), (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower (and any replacements or extensions of any such contracts or agreements that do not materially expand any such limitations) or (C) at the time any property is acquired, so long as such restrictions relate only to the property so acquired and the agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower (and any replacements or extensions of any such contracts or agreements that do not materially expand any such limitations) or (y) to any encumbrances or restrictions contained in the organizational documents of a joint venture permitted pursuant to Section 7.03 encumbering or restricting the disposition or distribution of assets of property of the joint venture.
7.10.    Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
7.11.    Financial Covenants. (a) Minimum Consolidated Fixed Charge Coverage Ratio. As of the last day of any fiscal quarter (commencing with the fiscal quarter ending on June 30, 2013), permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Restricted Entities to be less than 1.50 to 1.00.
(b)    Maximum Consolidated Senior Secured Leverage Ratio. As of the last day of any fiscal quarter (commencing with the fiscal quarter ending on June 30, 2013), permit the Consolidated Senior Secured Leverage Ratio at any time during any period for the four fiscal quarters then most recently ended to be (i) prior to March 31, 2015, greater than 2.75 to 1.00, and (ii) on or after March 31, 2015, greater than 2.50 to 1.00.
7.12.    Accounting Changes. Make any material change in (a) accounting policies or reporting practices, except as required or permitted by GAAP or as Holdings deems reasonably necessary to comply with any Law , or (b) its fiscal year.
7.13.    Prepayments of Certain Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness permitted under Sections 7.02(h), except refinancings, refundings, renewals, extensions and conversions into Equity Interests of Indebtedness incurred in accordance with Section 7.02(h).
7.14.    Amendment, Etc. of Organization Documents, Material Contracts and Indebtedness. (a) Amend any of its Organization Documents, unless such amendments, modifications, or supplements could not reasonably be expected to be materially adverse to the rights of the Administrative Agent or the Lenders, (b) amend, modify, or supplement any Material Contract unless such amendments, modifications, or supplements, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or (c) amend, modify or otherwise change, or consent to any amendment, modification or change to (or otherwise permit) the terms of or documents evidencing any Indebtedness incurred pursuant to Section 7.02(h) in a manner that could reasonably be expected to be adverse to the Lenders .
7.15.    [Intentionally omitted].
7.16.    Sanctions. Permit any Loan or the proceeds of any Loan, directly or indirectly, (a) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (b) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (c) in any other manner that will result in any violation by any Person (including any Lender, the Administrative Agent, the L/C Issuer or the Swingline Lender) of any Sanctions.

7.17.    Capital Expenditures. The Borrower shall not, and shall not permit any Restricted Entity to, make any Capital Expenditure in any fiscal year except (a) those paid for by (i) the incurrence of Indebtedness permitted pursuant to clauses (f), (g), (h) and (p) of Section 7.02, (ii) the proceeds of sale-leaseback transactions permitted hereunder or (iii) the aggregate cash proceeds of issuances of Equity Interests by Holdings made since the Closing Date, to the extent such proceeds have been contributed to the Restricted Entities and have not previously been applied by or on behalf of the Restricted Entities to make Capital Expenditures pursuant to this Section 7.17 or for other purposes and (b) Capital Expenditures not in excess of (i) for the fiscal year 2013, the sum of (A) 100% of the Consolidated EBITDA of the Restricted Entities for the fiscal year 2012 (calculated on a pro forma basis assuming the MLP Entities existed as of January 1, 2012 and none of the MLP Entities were Restricted Entities for such year) plus (B) the “Rollover Amount” (as defined in the Existing Credit Agreement) eligible to be carried forward for the fiscal year 2013 pursuant to the Existing Credit Agreement and (ii) for each fiscal year thereafter, 100% of the Consolidated EBITDA of Restricted Entities for the immediately preceding fiscal year, and, in the case of any Acquisition consummated since the end of the immediately preceding fiscal year, after giving pro forma effect to such Acquisition based on the most recently ended twelve month trailing period attributable to such Acquisition and as if such Acquisition had occurred on the corresponding date of the immediately preceding fiscal year (such amount, the “Permitted CapEx”); provided that to the extent that the aggregate amount of Capital Expenditures made in any fiscal year is less than Permitted CapEx, the amount of such difference in an amount up to $50,000,000 may be carried forward and used to make Capital Expenditures in the immediately succeeding fiscal year; provided further that if any such amount is so carried forward, such amount will be deemed used in the applicable subsequent fiscal year before such year’s Permitted CapEx is deemed used.
7.18.    Stripes Holdings as Holding Company. Stripes Holdings shall not engage in any business or activity other than (a) the ownership of all outstanding Equity Interests in the Borrower, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (d) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, and (e) activities incidental to the businesses or activities described in clauses (a) through (d) of this Section, including any transactions which are otherwise permitted under this Article VII.
7.19.    Holdings Negative Covenants.
(a)    Indebtedness. Holdings shall not create or incur any Indebtedness, except that Holdings may issue or incur Indebtedness (including Guarantees of Indebtedness); provided that, immediately prior to and after giving effect to the issuance of such Indebtedness, the Consolidated Total Leverage Ratio of Holdings on a Pro Forma Basis is no greater than 5.00 to 1.00.
For purposes of determining compliance with clause (a) above, the Consolidated Total Leverage Ratio of Holdings shall be calculated in the same manner as the Consolidated Total Leverage Ratio of the Restricted Entities, except that it shall be determined (i) using Consolidated Net Income of Holdings before reduction for non-controlling interests of the MLP and (ii) utilizing all Consolidated Funded Indebtedness of Holdings (less the sum of (A) cash in excess of $10,000,000 held by Holdings and its Subsidiaries as of such date (excluding restricted cash and proceeds from issuances of other Indebtedness by Holdings), (B) the aggregate amount of Cash Equivalents held by the Restricted Entities and (C) the aggregate amount of Cash Equivalents held by the MLP Entities, but, in any event, excluding the Lakehead Loan Collateral). Consolidated Funded Indebtedness of Holdings shall not include any obligations or guarantees arising under the Lakehead Loan or the guaranty by Holdings thereof, except to the extent that the Lakehead Loan ceases to be secured by the Lakehead Loan Collateral.
(b)    Liens. Holdings may not create, incur, assume or suffer to exist any Lien upon (i) any Collateral pledged pursuant to the Holdings Pledge Agreement or (ii) any property acquired pursuant to an SHC Acquisition (other than Liens existing at the time of the consummation of such SHC Acquisition so long as such Liens were not created in contemplation of such SHC Acquisition and do not secure Indebtedness of Holdings).
(c)    Fair Market Value Transactions. All SHC Acquisitions shall be for fair market value and, in any event, for total consideration not less than the corresponding Restricted Payment made pursuant to Section 7.06(c). All Drop Down MLP Transactions shall be for fair market value and, in any event, for total consideration not less than the corresponding SHC Acquisition.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
8.01.    Events of Default. Any of the following shall constitute an Event of Default:
(a)    Non-Payment. The Borrower, Holdings or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within five days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.05, 6.11, 6.16, 6.17, 6.18 or Article VII or Holdings fails to perform or observe any term, covenant or agreement contained in 7.19; or
(c)    Other Defaults. Any Loan Party or Holdings fails to perform or observe any other covenant or agreement contained in (i) Sections 6.01, 6.02(a), 6.02(c), 6.02(g), 6.02(h), 6.03, 6.07, 6.12 or 6.19 of this Agreement and such failure continues for 10 days after the earlier to occur of (1) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (2) a Responsible Officer of the Borrower becomes aware of any such failure, (ii) any covenant (not specified in clause (i) above or in Sections 8.01(a) or (b) above) in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier to occur of (1) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (2) a Responsible Officer of the Borrower becomes aware of any such failure or (iii) the Holdings Pledge Agreement; or

(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Holdings, the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that does not have a materiality or Material Adverse Effect qualification shall be incorrect or misleading in any material respect when made or deemed made or (ii) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Holdings, the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that has a materiality or Material Adverse Effect qualification shall be incorrect or misleading in any respect when made or deemed made; or
(e)    Cross-Default. (i) Holdings or any Loan Party or any Subsidiary of a Loan Party (A) fails to make any payment when due after the applicable grace period, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform after the applicable grace period, if any, any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, after the applicable grace period, if any, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or
(f)    Insolvency Proceedings, Etc. Holdings or any Loan Party or any Subsidiary of any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)    Inability to Pay Debts; Attachment. (i) Holding or any Loan Party or any Subsidiary of any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(h)    Judgments. There is entered against Holdings or any Loan Party or any Subsidiary of any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to a Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or
(j)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or Holdings or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or Holdings or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
(k)    Change of Control. There occurs any Change of Control; or
(l)    Collateral Documents. The Liens created by the Collateral Documents shall cease to be perfected, or shall cease to have the priority contemplated by the Collateral Documents, on a material portion of the Collateral, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders; or
(m)    Material Contracts. (i) Any default or event of default shall have occurred under any of the Material Contracts which has not been cured within any applicable grace period and which default or event of default could, individually or in the aggregate with any other defaults or events of default under the Material Contracts, reasonably be expected to have a Material Adverse Effect, or (ii) any of the Material Contracts shall have terminated prior to its stated or scheduled expiration or maturity, which termination, individually or in the aggregate with any other terminations of Material Contracts, could reasonably be expected to have a Material Adverse Effect.

8.02.    Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(d)    exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
8.03.    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.15;and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Section 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from Holdings and other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.
Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE IX.
ADMINISTRATIVE AGENT
9.01.    Appointment and Authority. (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by Holdings or any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
9.02.    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03.    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(d)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.
(e)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The

Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06.    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)    Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
9.07.    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08.    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the joint book managers, the Arrangers, the syndication agent or the documentation agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
9.09.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to Holdings or any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.
9.10.    Collateral and Guaranty Matters. Without limiting the provisions of Section 9.09, the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;
(b)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(j);
(c)    to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Subsidiary Guarantor ceases to be a Subsidiary of the Borrower as a result of a transaction permitted under the Loan Documents (or is re-designated as an Immaterial Subsidiary); and
(d)    to release Holdings from its obligations under the Holdings Guaranty upon expiration or termination of such Guaranty in accordance with its terms or otherwise as permitted under the Loan Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to Holdings or the applicable Loan Party such documents as Holdings or such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by Holdings or any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
9.11.    Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Holdings Guaranty, the Stripes Holdings Guaranty, the Subsidiary Guaranty or any Collateral by virtue of the provisions hereof or of the Holdings Guaranty, the Stripes Holdings Guaranty or the Subsidiary Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
ARTICLE X.
MISCELLANEOUS
10.01.    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Holdings, the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Holdings, the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)), or, in the case of the Credit Extension to be made on the Closing Date, if any, Section 4.02, without the written consent of each Lender;
(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) without the written consent of each Lender directly affected thereby;
(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;
(e)    change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)    change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
(g)    release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or
(h)    release all or substantially all of the value of the Holdings Guaranty, the Stripes Holdings Guaranty or the Subsidiary Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary Guarantor from the Subsidiary Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);
and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter and the AutoBorrow Agreement may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender. Notwithstanding the foregoing, the Administrative Agent, as applicable, and the Borrower may amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, error, omission, defect or inconsistency without any further action or consent of any other party to any Loan Document, so long as such amendment, modification or supplement does not materially and adversely affect the rights of any Lender.
If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of all or all affected Lenders and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).
10.02.    Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone

(and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower, Holdings or any other Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swingline Lender, the L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings or the Loan Parties, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Holdings’, the Borrower’s, any other Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Revolving Credit Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C

Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03.    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against Holdings or the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to Holdings or any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04.    Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented, out‑of‑pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that the Borrower shall not be required to pay the fees and expenses of more than one principal outside counsel for such Persons taken as a whole (which shall be the Administrative Agent's counsel), or if reasonably necessary, more than one local counsel for such Persons taken as a whole in any relevant jurisdiction (as reasonably determined by the Administrative Agent), unless there is an actual or reasonable likelihood for a conflict of interest among such Persons (as determined in good faith by any of such Persons), in which case, all similarly situated parties shall be represented by one firm of outside counsel for such group of similarly situated parties taken as a whole (and one local counsel for such Persons, taken as a whole, in any relevant jurisdiction if reasonably necessary, as reasonably determined by such Persons).
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee (which may include the allocated cost of internal counsel)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Holdings, the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability arising with respect to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Holdings, the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Holdings, the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Holdings, the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided further that the Borrower shall not be required to pay the fees and expenses of more than one principal outside counsel for such Persons taken as a whole (which shall be the Administrative Agent's counsel), or if reasonably necessary, more than one local counsel for such Persons taken as a whole in any relevant jurisdiction (as reasonably determined by the Administrative Agent), unless there is an actual or reasonable likelihood for a conflict of interest among such Persons (as determined in good faith by any of such Persons), in which case, all similarly situated parties shall be represented by one firm of outside counsel for such group of similarly situated parties taken as a whole (and one local counsel for such Persons, taken as a whole, in any relevant jurisdiction if reasonably necessary, as reasonably determined by such Persons).
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor (which shall include an invoice setting forth such amounts in reasonable detail).
(f)    Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05.    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06.    Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)    the consent of the L/C Issuer and the Swing Line Lender shall be required for any assignment.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the

Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower, Holdings or their Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or Holdings or the Borrower or any of their respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive had the participation not been sold. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Sections 3.06 and 10.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank (or any other central bank having jurisdiction over such Lender); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
10.07.    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that any Person that discloses any Information pursuant to this clause (c) shall use commercially reasonable efforts to provide the Borrower, to the extent permitted by applicable law or regulation, advance notice of such disclosure; provided that, the failure to deliver such advance notice shall not result in any liability with respect to the Administrative Agent, the Lenders or the L/C Issuer; (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source not known to such recipient to be breaching confidentiality obligations to Holdings or its Subsidiaries. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11.    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
10.12.    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.13.    Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.05) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.05 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
10.14.    Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT

PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW
10.15.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the

Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Arrangers, nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.17.    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.18.    USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of Holdings and each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings and each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

10.19.    Amendment and Restatement. This Agreement amends and restates in its entirety the Existing Credit Agreement, and from and after the date hereof, the terms and provisions of the Existing Credit Agreement shall be superseded by the terms and provisions of this Agreement. The Borrower hereby agrees that (a) the Existing Indebtedness, all accrued and unpaid interest thereon, and all accrued and unpaid fees under the Existing Loan Documents shall be deemed to be Indebtedness of Borrower outstanding under and governed by this Agreement, and (b) all Liens securing the Existing Indebtedness shall continue in full force and effect to secure the Obligations.

10.20.    Keepwell. To the extent that it is a Qualified ECP Guarantor at the time the guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, each of Holdings, Stripes Holdings and the Borrower hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 10.20 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.20 shall remain in full force and effect until the termination of the Aggregate Commitments and payment in full of all Obligations (other than (a) contingent indemnification obligations and (b) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made). Each Qualified ECP Guarantor intends this Section 10.20 to constitute, and this Section 10.20 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
10.21.    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SUSSER HOLDINGS, L.L.C.

By:	/s/ E. V. Bonner, Jr.
E.V. Bonner Jr.
Executive Vice President, General Counsel and Secretary

Signature Page to Second Amended and Restated Credit Agreement

SUSSER HOLDINGS CORPORATION

By:	/s/ E. V. Bonner, Jr.
E.V. Bonner Jr.
Executive Vice President, General Counsel and Secretary

Signature Page to Second Amended and Restated Credit Agreement

STRIPES HOLDINGS LLC

By:	/s/ E. V. Bonner, Jr.
E.V. Bonner Jr.
Executive Vice President, General Counsel and Secretary

Signature Page to Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Denise Jones
Denise Jones
Assistant Vice President

Signature Page to Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as a Lender, L/
C Issuer and Swing Line Lender

By:	/s/ Gary L. Mingle
Gary L. Mingle
Senior Vice President

Signature Page to Second Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Lender

By:	/s/ Stephen A. Leon
Name:	Stephen A. Leon
Title:	Managing Director

Signature Page to Second Amended and Restated Credit Agreement

REGIONS BANK

By:	/s/ James E. Watkins
Name:	James E. Watkins
Title:	Senior Vice President

Signature Page to Second Amended and Restated Credit Agreement

BANK OF MONTREAL

By:	/s/ Mark Piekos
Name:	Mark Piekos
Title:	Managing Director

Signature Page to Second Amended and Restated Credit Agreement

COMPASS BANK

By:	/s/ Collis Sanders
Name:	Collis Sanders
Title:	Executive Vice President

Signature Page to Second Amended and Restated Credit Agreement

U.S. BANK, NATIONAL ASSOCIATION

By:	/s/ Robert C. Mayer, Jr.
Name:	Robert C. Mayer, Jr.
Title:	Vice President

Signature Page to Second Amended and Restated Credit Agreement

BRANCH BANKING & TRUST COMPANY

By:	/s/ Matt McCain
Name:	Matt McCain
Title:	Senior Vice President

Signature Page to Second Amended and Restated Credit Agreement

AMEGY BANK NATIONAL ASSOCIATION

By:	/s/ Timothy Zawinsky
Name:	Timothy Zawinsky
Title:	Vice President

Signature Page to Second Amended and Restated Credit Agreement

BOKF, NA dba Bank of Texas

By:	/s/ Mike Sultanik
Name:	Mike Sultanik
Title:	Senior Vice President

Signature Page to Second Amended and Restated Credit Agreement

FIRST VICTORIA NATIONAL BANK

By:	/s/ Herschel Vansickle
Name:	Herschel Vansickle
Title:	Sr Vice President

Signature Page to Second Amended and Restated Credit Agreement

CAPITAL ONE, N.A.

By:	/s/ Jack G. Legendre
Name:	Jack G. Legendre
Title:	Sr Vice President

Signature Page to Second Amended and Restated Credit Agreement

CADENCE BANK, N.A.

By:	/s/ Mike Ross
Name:	Mike Ross
Title:	Senior Vice President

Signature Page to Second Amended and Restated Credit Agreement

TRUSTMARK NATIONAL BANK

By:	/s/ Michael N. Oakes
Name:	Michael N. Oakes
Title:	Senior Vice President

Signature Page to Second Amended and Restated Credit Agreement

AMERICAN BANK, N.A.

By:	/s/ Mark Meyer
Name:	Mark Meyer
Title:	Chief Lending Officer

Signature Page to Second Amended and Restated Credit Agreement

FROST BANK

By:	/s/ Ralph E. Tapscott
Name:	Ralph E. Tapscott
Title:	Senior Vice President

Signature Page to Second Amended and Restated Credit Agreement

RAYMOND JAMES BANK, N.A.

By:	/s/ Alexander L. Rody
Name:	Alexander L. Rody
Title:	Senior Vice President

Signature Page to Second Amended and Restated Credit Agreement

SCHEDULE I
Existing Letters of Credit

Stripes LLC
Beneficiary	LC #	Expiration Date	Amount
City of La Villa	#3088956	7/31/2013	50,000

The Travelers Indemnity Co.	#934409	3/31/2014	25,000

North American Specialty Ins Co	#3058930	10/1/2013	1,000,000

National Union Fire Insurance Co. of Pittsburgh, PA	#3092057	12/31/2013	50,449

New Mexico Self Insurers' Guarantee Fund	#3090536	11/13/2013	593,000

Royal Bank of Canada	#3090583	7/1/2013	206,526

Discover Property and Casualty Insurance Co.	#3098832	2/28/2014	75,000

Liberty Mutual Insurance Company	#3101718	12/31/2013	1,000

Ace American Insurance Company	#3101933	1/31/2014	350,333

City of Laredo	#3125113	5/22/2013	79,258.20
Total Letters of Credit			2,430,566

Schedule 1.01
UNENCUMBERED REAL PROPERTY
Telephone Road Property located at 6333 Telephone Road, Houston, Texas 77087

Schedule 2.01
COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Revolving Credit Commitment	Applicable Percentage
Bank of America, N.A.	$82,500,000	16.500000000%
Wells Fargo Bank, National Association	$82,500,000	16.500000000%
Regions Bank	$40,000,000	8.000000000%
Bank of Montreal	$40,000,000	8.000000000%
Compass Bank	$40,000,000	8.000000000%
U.S. Bank National Association	$35,000,000	7.000000000%
Branch Banking and Trust Company	$35,000,000	7.000000000%
Amegy Bank National Association	$25,000,000	5.000000000%
BOKF, NA dba Bank of Texas	$20,000,000	4.000000000%
First Victoria National Bank	$20,000,000	4.000000000%
Capital One, N.A.	$20,000,000	4.000000000%
Cadence Bank, N.A.	$15,000,000	3.000000000%
Trustmark National Bank	$15,000,000	3.000000000%
American Bank, N.A.	$10,000,000	2.000000000%
Frost Bank	$10,000,000	2.000000000%
Raymond James Bank, N.A.	$10,000,000	2.000000000%
TOTAL	$500,000,000.00	100.000000000%

Schedule 5.11

TAX SHARING AGREEMENTS
None

Schedule 5.13
LOAN PARTIES; SUBSIDIARIES AND OTHER EQUITY INVESTMENTS
Part (a) – Subsidiaries

Subsidiary	Owner	% of Outstanding Interest Owned
Susser Holdings, L.L.C.	Stripes Holdings LLC	100%
Stripes LLC	Susser Holdings, L.L.C.	100%
Susser Finance Corporation	Susser Holdings, L.L.C.	100%
APT Management Company, LLC	Susser Holdings, L.L.C.	100%
Applied Petroleum Technologies, Ltd.	Susser Holdings, L.L.C.	99%
	APT Management Company, LLC	1%
Susser Financial Services LLC	Stripes LLC	100%
Corpus Christi Reimco, LLC	Stripes LLC	100%
C & G Investments, LLC	Stripes LLC	100%
SSP Bevco II, LLC	Stripes LLC	100%
Susser Petroleum Company LLC	Stripes LLC	100%
Stripes Acquisition LLC	Stripes LLC	100%
Susser Company, Ltd.	Stripes LLC	85.18%
SSP Bevco I LLC	SSP Bevco II LLC	100%
SSP Beverage, LLC	SSP Bevco I LLC	100%
TND Beverage, LLC	SSP Bevco I LLC	100%
Quick Stuff of Texas, Inc.	SSP Beverage, LLC	100%
GoPetro Transport LLC	Susser Petroleum Company LLC	100%
TCFS Holdings, Inc.	Stripes Acquisition LLC	100%
Town & Country Food Stores, Inc.	TCFS Holdings, Inc..	100%

Part (b) – Existing Investments

Owner	Issuer	Type of Interest	% of Outstanding Interest Owned
C & G Investments, LLC	Cash & Go Management, LLC	Limited Liability Company Units	50%
C & G Investments, LLC	Cash & Go, Ltd.	Limited Partnership Interest	49.5%
Stripes LLC	Susser Petroleum Partners LP	Limited Partnership Units	25.1%
Stripes No. 1009 LLC	Susser Petroleum Partners LP	Limited Partnership Units	25%

Part (c) – Organizational Information of Loan Parties
Applied Petroleum Technologies, Ltd.

Type of Organization:	Limited Partnership
Jurisdiction of Formation:	Texas
Address of Principal Place of Business:	4525 Ayers Street Corpus Christi, Texas 78415
US Taxpayer ID:	74-2739958

APT Management Company, LLC

Type of Organization:	Limited Liability Company
Jurisdiction of Formation:	Texas
Address of Principal Place of Business:	4525 Ayers Street Corpus Christi, Texas 78415
US Taxpayer ID:	74-2980959

C & G Investments, LLC

Type of Organization:	Limited Liability Company
Jurisdiction of Formation:	Delaware
Address of Principal Place of Business:	4525 Ayers Street Corpus Christi, Texas 78415
US Taxpayer ID:	25-1912260

Corpus Christi Reimco, LLC

Type of Organization:	Limited Liability Company
Jurisdiction of Formation:	Texas
Address of Principal Place of Business:	4525 Ayers Street Corpus Christi, Texas 78415
US Taxpayer ID:	32-0115140

GoPetro Transport LLC

Type of Organization:	Limited Liability Company
Jurisdiction of Formation:	Texas
Address of Principal Place of Business:	4525 Ayers Street Corpus Christi, Texas 78415
US Taxpayer ID:	26-1583414

SSP Bevco I, LLC

Type of Organization:	Limited Liability Company
Jurisdiction of Formation:	Texas
Address of Principal Place of Business:	4525 Ayers Street Corpus Christi, Texas 78415
US Taxpayer ID:	56-2543079

SSP Bevco II, LLC

Type of Organization:	Limited Liability Company
Jurisdiction of Formation:	Texas
Address of Principal Place of Business:	4525 Ayers Street Corpus Christi, Texas 78415
US Taxpayer ID:	56-2543080

SSP Beverage LLC

Type of Organization:	Limited Liability Company
Jurisdiction of Formation:	Texas
Address of Principal Place of Business:	4525 Ayers Street Corpus Christi, Texas 78415
US Taxpayer ID:	74-2743667

Stripes LLC

Type of Organization:	Limited Liability Company
Jurisdiction of Formation:	Texas
Address of Principal Place of Business:	4525 Ayers Street Corpus Christi, Texas 78415
US Taxpayer ID:	74-2737572

Stripes Acquisition LLC

Type of Organization:	Limited Liability Company
Jurisdiction of Formation:	Texas
Address of Principal Place of Business:	4525 Ayers Street Corpus Christi, Texas 78415
US Taxpayer ID:	26-1281022

Stripes Holdings LLC

Type of Organization:	Limited Liability Company
Jurisdiction of Formation:	Delaware
Address of Principal Place of Business:	4525 Ayers Street Corpus Christi, Texas 78415
US Taxpayer ID:	42-168637

Stripes No 1009 LLC

Type of Organization:	Limited Liability Company
Jurisdiction of Formation:	Texas
Address of Principal Place of Business:	4525 Ayers Street Corpus Christi, Texas 78415
US Taxpayer ID:	26-1160077

Susser Finance Corporation

Type of Organization:	Corporation
Jurisdiction of Formation:	Delaware
Address of Principal Place of Business:	4525 Ayers Street Corpus Christi, Texas 78415
US Taxpayer ID:	56-2546545

Susser Financial Services LLC

Type of Organization:	Limited Liability Company
Jurisdiction of Formation:	Texas
Address of Principal Place of Business:	4525 Ayers Street Corpus Christi, Texas 78415
US Taxpayer ID:	26-1159894

Susser Holdings, L.L.C.

Type of Organization:	Limited Liability Company
Jurisdiction of Formation:	Delaware
Address of Principal Place of Business:	4525 Ayers Street Corpus Christi, Texas 78415
US Taxpayer ID:	52-2076181

Susser Petroleum Company LLC

Type of Organization:	Limited Liability Company
Jurisdiction of Formation:	Texas
Address of Principal Place of Business:	4525 Ayers Street Corpus Christi, Texas 78415
US Taxpayer ID:	74-2908184

TCFS Holdings, Inc.

Type of Organization:	Corporation
Jurisdiction of Formation:	Texas
Address of Principal Place of Business:	4525 Ayers Street Corpus Christi, Texas 78415
US Taxpayer ID:	75-2825081

Town & Country Food Stores, Inc.

Type of Organization:	Corporation
Jurisdiction of Formation:	Texas
Address of Principal Place of Business:	4525 Ayers Street Corpus Christi, Texas 78415
US Taxpayer ID:	75-1216750

TND Beverage, LLC

Type of Organization:	Limited Liability Company
Jurisdiction of Formation:	Texas
Address of Principal Place of Business:	4525 Ayers Street Corpus Christi, Texas 78415
US Taxpayer ID:	76-0211920

Quick Stuff of Texas, Inc.

Type of Organization:	Corporation
Jurisdiction of Formation:	Texas
Address of Principal Place of Business:	4525 Ayers Street Corpus Christi, Texas 78415
US Taxpayer ID:	84-1624005

Schedule 6.12
SUBSIDIARY GUARANTORS

1.	Susser Finance Corporation

2.	Susser Financial Services LLC

3.	Stripes LLC

4.	Corpus Christi Reimco, LLC

5.	C & G Investments, LLC

6.	SSP Bevco II LLC

7.	SSP Bevco I LLC

8.	SSP Beverage, LLC

9.	TND Beverage, LLC

10.	Quick Stuff of Texas, Inc.

11.	Susser Petroleum Company LLC

12.	GoPetro Transport LLC

13.	APT Management, L.L.C.

14.	Applied Petroleum Technologies, Ltd.

15.	Stripes Acquisition LLC

16.	TCFS Holdings, Inc.

17.	Town & Country Food Stores, Inc.

Schedule 7.01
EXISTING LIENS

Part A – Existing Liens:

1.
Deed of Trust by Stripes LLC to Charles W. Schibi, dated December 15, 2011, covering the property located at 1303 3rd Street, Corpus Christi, Texas 78404 and securing the Indebtedness listed on Schedule 7.02

To the extent still outstanding on the Closing Date, the following:

2.
Lien on all Timed Access Cash Controllers (plus accessories, special parts and replacement parts, etc.) of Applied Petroleum Technologies in favor of Tidel Engineering, L.P. pursuant to a Security Agreement dated June 30, 2004.

3.
Lien on all above ground fuel dispensing equipment, car wash equipment, and inside convenience store equipment located on the property described in Exhibit A to that certain financing statement filed with the Texas Secretary of State as file number 99-248010 granted by Susser Petroleum Company, L.P. dba A.N. Rusche Distributing Company on December 15, 1999 in favor of International Bank of Commerce

4.
Lien on all above ground fuel dispensing equipment, car wash equipment, and inside convenience store equipment located on the property described in Exhibit A to that certain financing statement filed with the Texas Secretary of State as file number 00-547591 granted by Susser Petroleum Company, L.P. dba A.N. Rusche Distributing Company on July 7, 2000 in favor of International Bank of Commerce

5.
Lien on all collateral located on the real property set out as Exhibit “A” to that certain financing statement filed with the Texas Secretary of State as file number 00-600909 granted by Susser Petroleum Company, L.P., dba A.N. Rusche Distributing Company on October 3rd, 2000 in favor of First National Bank of Alvin

6.
Lien on all of debtor’s personal property now owned or hereafter located on used in connection with or arising from or in connection with all that certain tract or parcel of land containing 0.9581 acres more or less, being all of unrestricted reserve “E-1” of replat of the Promenade at Stafford Run, Reserve “E”, an addition in Fort Bend County, Texas according to the map or plat thereof recorded under slide number 1970/B and 1971/A of the plat records of Fort Bend County, Texas granted by Susser Petroleum Company L.P. dba Rusche Distributing Company on July 20, 2009

7.
Lien on debtor’s rights under the Pledged Collateral as defined in that certain financing statement filed with the Texas Secretary of State as file number 07-0040794738 granted by Town and County Food Stores, Inc. in favor of Bank of America, N.A., as successor in interest to LaSalle National Bank National Association on December 3, 2007

8.	Lien on debtor’s rights under the Pledged Collateral as defined in that certain financing statement filed with the Texas Secretary of State as file number 07-0040950974 granted by Town and County

Food Stores, Inc. in favor of Bank of America, N.A., as successor in interest to LaSalle National Bank National Association on December 4, 2007
Part B – Landlord’s Liens:
Landlord’s liens exist on the following stores (by Store Number):
2362
2365
7349
7352
7456
9391
9393
9395
9416
9642
9646
9667
9831

Schedule 7.02
EXISTING INDEBTEDNESS
Note Payable to Charles W. Schibi in the original principal amount of $495,000, dated December 15, 2011

Schedule 7.09
BURDENSOME AGREEMENTS
None

Schedule 10.02
ADMINISTRATIVE AGENT’S OFFICE,
CERTAIN ADDRESSES FOR NOTICES
Administrative Agent:
Bank of America, N.A., as Administrative Agent

901 Main Street
Dallas, Texas 75202
Attention:	Monica Barnes
Credit Services Rep.
Telephone:	(214) 209-9289
Telecopier:	(214) 290-9442

135 South LaSalle Street
Chicago, Illinois 60603
Attention:	Denise Jones
Telephone:	(312) 828-1846
Telecopier:	(877) 206-8413
Borrower:

Susser Holdings, L.L.C., as Borrower

4525 Ayers Street
Corpus Christi, Texas 78415
Attention:	Mary Sullivan
Telephone:	(361) 639-3622
Telecopier:	(361) 880-8149
Parent Guarantor:

Susser Holdings Corporation

4525 Ayers Street
Corpus Christi, Texas 78415
Attention:	Mary Sullivan
Telephone:	(361) 639-3622
Telecopier:	(361) 880-8149

with a copy to:

Vinson & Elkins, L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention:	Will Bos
Telephone:	(713) 758-3688
Telecopier:	(713) 615-5688

EXHIBIT A
FORM OF REVOLVING CREDIT LOAN NOTICE
Date: ___________, _____
To:    Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of April 8, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Susser Holdings, L.L.C., a Delaware limited liability company (the “Borrower”), Susser Holdings Corporation, a Delaware corporation, Stripes Holdings LLC, a Delaware limited liability company, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
The undersigned hereby requests (select one):
1 A Borrowing of Revolving Credit Loans
1 A conversion or continuation of Revolving Credit Loans
1.    On _________________________________ (a Business Day).
2.    In the amount of $__________________________________
3.    Comprised of a [Base Rate Loan][Eurodollar Rate Loan]
4.    For Eurodollar Rate Loans: with an Interest Period of      months.
[The Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.]1

[Signature page follows]

_______________________
1Found on corresponding page on original.

A - 1
Form of Revolving Credit Loan Notice

The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a), (b), (c), and (d) of the Agreement shall be satisfied on and as of the date of the applicable Credit Extension.

SUSSER HOLDINGS, L.L.C.
By:
Name:
Title:

A - 2
Form of Revolving Credit Loan Notice

EXHIBIT B
FORM OF SECOND AMENDED AND RESTATED NOTE
___________, ____
FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Second Amended and Restated Credit Agreement, dated as of April 8, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, Susser Holdings Corporation, a Delaware corporation, Stripes Holdings LLC, a Delaware limited liability company, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Holdings Guaranty, the Stripes Guaranty and the Subsidiary Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
This Second Amended and Restated Note dated as of the date indicated above (herein called the “Note”) amends and restates that certain Note dated as of May 7, 2010 made by the Borrower in favor of Lender in the original principal amount of $[_______].00 (the “Prior Note”). This Note does not otherwise discharge or satisfy the Borrower’s obligations under the Prior Note

Form of Second Amended and Restated Note

and nothing herein shall constitute a novation or an accord and satisfaction with respect thereto or the obligations thereunder, all of which shall remain in full force and effect as evidenced and to the extent modified hereby. For avoidance of doubt, the Borrower’s obligations under the Prior Note are continued (but not duplicated) under this Note, as such obligations are modified hereby.
[Signature page follows]

Form of Second Amended and Restated Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

SUSSER HOLDINGS, L.L.C.
By:
Name:
Title:

Form of Second Amended and Restated Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Second Amended and Restated Note

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date: ________, ____
To:    Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of April 8, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Susser Holdings, L.L.C., a Delaware limited liability company (the “Borrower”), Susser Holdings Corporation, a Delaware corporation (“Holdings”), Stripes Holdings LLC, a Delaware limited liability company, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ___________________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1.    The Borrower has delivered (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of the fiscal year of Holdings ended as of the above date, and the related audited consolidated statements of income or operations, changes in equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, together with the report and opinion of an independent certified public accountant, in each case as required by Section 6.01(a) of the Agreement, and (ii) internally prepared consolidating schedules derived from the preparation of such audited consolidated financial statements reflecting the consolidated position of the Restricted Entities of the end of such fiscal year. Such consolidated statements fairly present in all material respects the financial position of Holdings and its Subsidiaries as of the date thereof. Such internally prepared consolidating schedules fairly present in all material respects the financial position of the Restricted Entities as of the date thereof.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1.    The Borrower has delivered the unaudited consolidated balance sheet of Holdings and its Subsidiaries and consolidating schedules thereto reflecting the consolidated position of the Restricted Entities as required by Section 6.01(b) of the Agreement for the fiscal quarter of Holdings ended as of the above date, and the related consolidated statements of income or operations, changes in equity, and cash flows of funds for Holdings, and consolidating statements of income or operations and sources and uses of funds for the Restricted Entities, for such fiscal

Form of Compliance Certificate

quarter and for the portion of Holdings’ fiscal year then ended. Such consolidated financial statements and consolidating schedules fairly present (i) in the case of consolidated statements, the consolidated financial condition, results of operations, equity and cash flows of Holdings, in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes, and (ii) in the case of the consolidating schedules, the consolidated financial condition, results of operations and sources and uses of funds of the Restricted Entities as derived from the corresponding consolidated financial statements of Holdings.
2.    The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.
3.    A review of the activities of Holdings and the Loan Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Holdings and the Loan Parties performed and observed all their respective obligations under the Loan Documents, and
[select one:]
[to the best knowledge of the undersigned, during such fiscal period Holdings and the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
--or--
[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
4.    The representations and warranties of the Borrower contained in Article V of the Agreement and all representations and warranties of Holdings or any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsection (a) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.
5.    The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.
6.    Schedule 3 attached hereto contains a true and accurate description of all promissory notes and instruments, including intercompany promissory notes, including between or

Form of Compliance Certificate

among any of the Loan Parties or a Loan Party and any Affiliate of a Loan Party, received by a Loan Party since the date of the previous Compliance Certificate to the extent required to be pledged and delivered by a Loan Party pursuant to the Collateral Documents. All such promissory notes and instruments (together with all necessary endorsements) have been duly delivered to the Administrative Agent in accordance with the Collateral Documents.
7.    The covenant analyses and information set forth on Schedule 4 and 5 attached hereto are true and correct on and as of the date of this Certificate.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as

of             ,         .

SUSSER HOLDINGS, L.L.C
By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended ___________________, ____ (“Statement Date”)
SCHEDULE 1
to the Compliance Certificate
($ in 000’s )

I.	Section 7.11(a) – Minimum Consolidated Fixed Charge Coverage Ratio.

	A.	Consolidated EBITDA for Measurement Period ending on above date (“Subject Period”) as calculated on Schedule 2 hereto[2]:	$______

	B.	All Rental Expense:	$______

	C.	Maintenance Capital Expenditures:	$______

	D.	Cash taxes paid by Restricted Entities[3]:	$______

	E.	Restricted Payments in excess of $15,000,000 made by Restricted Entities[4]:	$______

	F.	Consolidated Rental Expense:	$______

	G.	Cash interest paid by Restricted Entities net of interest income of the Restricted Entities:	$______

_______________________
2 The following shall be calculated for each Subject Period, on a Pro Forma Basis, after giving effect to, without duplication, any Material Acquisition and any Material Disposition and, at the Borrower's election, any other Acquisition or Disposition, in each case, made during each period commencing on the first day of such period through the date of such transaction as if such Acquisition or Disposition and any related incurrence or repayment of Indebtedness occurred on the first day of the Subject Period.
3 Including Tax Distributions to Holdings.
4 Excluding (i) Restricted Payments made to any Restricted Entity and Tax Distributions to Holdings and (ii) Restricted Payments made pursuant to Section 7.06(c) of the Agreement that are subsequently deemed reduced in accordance with the definition of SHC Acquisition RP availability (but only to the extent such reduction occurs within 15 Business Days of such Restricted Payment).

Form of Compliance Certificate

H.
Aggregate principal amount of all scheduled principal payments or redemptions or similar scheduled acquisitions for value of outstanding debt for borrowed money of or by the Restricted Entities for the preceding four fiscal quarters[5]:
$______

	I.	Consolidated Fixed Charge Coverage Ratio ([Line I.A + Line I.B – Line I.C – Line I.D – Line I.E] ÷ [Line I.F + Line I.G + Line I.H]):	____ to 1

		Minimum required:	1.50 to 1

II.	Section 7.11(b) – Maximum Consolidated Senior Secured Leverage Ratio.

	A.	Consolidated Senior Secured Funded Indebtedness at Statement Date:	$______
	B.	Cash in excess of $10,000,000 held by the Restricted Entities[6]:	$______

	C.	Aggregate amount of Cash Equivalents held by the Restricted Entities:	$______

	D.	Consolidated EBITDA for Subject Period (Line I.A above):	$______

	E.	Consolidated Senior Secured Leverage Ratio ([Line II.A – Line II.B – Line II.C] ÷ Line II.D):	____ to 1

Maximum permitted:

Maximum Consolidated Senior Secured Leverage Ratio
	Prior to March 31, 2015:	2.75 to 1

	On or after March 31, 2015:	2.50 to 1

III.	Section 7.17 – Capital Expenditures.
_______________________
5 For the avoidance of doubt, shall not include payments in respect of earnouts or seller notes in connection with an acquisition.
6 Excluding restricted cash.

Form of Compliance Certificate

A.	consolidated Capital Expenditures of the Borrower and the Restricted Entities made during fiscal year to date:	$______

B.
consolidated Capital Expenditures of the Borrower and the Restricted Entities made during fiscal year to date paid for by the incurrence of Indebtedness permitted pursuant to clauses (f), (g), (h), and (p) of Section 7.02 of the Agreement:
$______

C.	consolidated Capital Expenditures of the Borrower and the Restricted Entities made during fiscal year to date paid for with proceeds of permitted sale-leaseback transactions:	$______

D.
consolidated Capital Expenditures of the Borrower and the Restricted Entities made during fiscal year to date paid for with the aggregate cash proceeds of issuances of Equity Interests by Holdings made since the Closing Date[7]:
$______

E.	Line III.A - Line III.B - Line III.C - Line III.D:	$______

F.	Consolidated EBITDA of the Restricted Entities for fiscal year most recently ended[8]:	$______

G.	amount carried forward from prior fiscal year[9]:	$______

H.	Excess (deficit) for covenant compliance (Line III.F + Line III.G - Line III.E):	$______

_________________________

7 To the extent such proceeds have been contributed to the Restricted Entities and have not previously been applied by or on behalf of the Restricted Entities to make Capital Expenditures pursuant to Section 7.17 of the Agreement or for other purposes.
8 For the fiscal year 2013, Consolidated EBITDA shall be calculated on a pro forma basis assuming the MLP Entities existed as of January 1, 2012 and none of the MLP Entities were Restricted Entities for such Year. For each fiscal year thereafter and in the case of any Acquisition consummated since the end of the prior fiscal year, Consolidated EBITDA shall be calculated after giving pro forma effect to such Acquisition based on the most recently ended twelve month trailing period attributable to such Acquisition and as if such Acquisition had occurred on the corresponding date of the prior fiscal year.
9 For the fiscal year 2013, amount carried forward shall be the “Rollover Amount” as defined in the Existing Credit Agreement.

Form of Compliance Certificate

IV.	Consolidated Total Leverage Ratio.

	A.	Consolidated Funded Indebtedness for the Subject Period:	$______
	B.	Consolidated Total Leverage Ratio ([Line IV.A – (Line II.B + Line II.C)] ÷ Line I.A):	____ to 1

Form of Compliance Certificate

For the Quarter/Year ended ___________________(“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)
Consolidated EBITDA1
(in accordance with the definition of Consolidated EBITDA
as set forth in the Agreement)

Consolidated EBITDA (in each case, for applicable period)	Quarter Ended _______	Quarter Ended _______	Quarter Ended _______	Quarter Ended _______	Twelve Months Ended _______
Consolidated Net Income
+ Consolidated Net Income
+ federal, state and local taxes [2]
+ depreciation expense
+ amortization expense
+ accretion expense
+ cumulative effect of change in accounting principles
+ non-cash management incentive options compensation
+ non-recurring costs and expenses and charges resulting from equity offerings, Investments, Acquisitions, recapitalizations or the incurrence or repayment of Indebtedness

_____________________

1 The following shall be calculated for each Subject Period, on a Pro Forma Basis, after giving effect to, without duplication, any Material Acquisition and any Material Disposition and, at the Borrower's election, any other Acquisition or Disposition, in each case, made during each period commencing on the first day of such period through the date of such transaction as if such Acquisition or Disposition and any related incurrence or repayment of Indebtedness occurred on the first day of the Subject Period.
2 Including Tax Distributions to Holdings.

Form of Compliance Certificate

(including a refinancing thereof, whether or not successful)[3]
+all other non-cash charges, including any write offs or write downs, reducing net income)[4]
+any unusual, extraordinary or non-recurring losses or charges related to asset sales
+cash dividends to Holdings from the MLP on account of Common Units in the MLP held by Holdings and cash proceeds of incentive distribution rights received by Holdings from the MLP[5]
-all extraordinary gains related to asset sales
= Consolidated EBITDA

___________________________
3 Not to exceed, for any such costs relating to transactions other than the Transaction, 10% of Consolidated EBITDA of the Restricted Entities (as shown on the consolidating schedules of the Restricted Entities most recently delivered to the Administrative Agent in accordance with Section 6.01 but, in the case of costs relating to Acquisitions during such Measurement Period, after giving pro forma effect to such Acquisitions).
4 Provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period.
5 In each case, to the extent such cash proceeds are contributed from Holdings to the Borrower during such period.

Form of Compliance Certificate

For the Quarter/Year ended	("Statement Date")

SCHEDULE 3
to the Compliance Certificate
Promissory Notes
[_______]

Form of Compliance Certificate

SCHEDULE 4
to the Compliance Certificate
($ in 000’s)

I.	Unencumbered Real Property.

	A.	Aggregate fair market value of all Unencumbered Real Property disposed of pursuant to the Agreement as of the date of the Certificate:	$______

	B.	Aggregate fair market value of all after-acquired real property designated as “Unencumbered Real Property” in accordance with the Agreement as of the date of the Certificate:	$______

	C.	Availability under Section 7.05(g) of the Agreement as of the Statement Date ($50,000,000 – [Line I.A – Line I.B]) [1]:	$______

II.	Mortgaged Real Property.

	A.	Annual Availability:
	i.	Aggregate fair market value of all Mortgaged Real Property disposed of pursuant to the Agreement during such fiscal year and as of the date of the Certificate:	$______

	ii.	Aggregate fair market value of all replacement Mortgaged Real Property designated in accordance with the Agreement during such fiscal year and as of the date of the Certificate:	$______

	iii.	Availability under Section 7.05(l) of the Agreement during such fiscal year and as of the date of the Certificate ($10,000,000 – [Line II.A.i – Line II.A.ii]) [2]:	$______

	B.	Aggregate Availability:
	i.	Aggregate fair market value of all Mortgaged Real Property disposed of pursuant to the Agreement as of the date of the Certificate:	$______

_______________________
1 Maximum availability is $50,000,000.
2 Maximum availability is $10,000,000.

Form of Compliance Certificate

ii.	Aggregate fair market value of all replacement Mortgaged Real Property designated in accordance with the Agreement as of the date of the Certificate:	$______

iii.	Aggregate availability under Section 7.05(l) of the Agreement as of the Statement Date ($25,000,000 – [Line II.B.i – Line II.B.ii]) [3]:	$______

________________________
3 Maximum availability is $25,000,000.

Form of Compliance Certificate

SCHEDULE 5
to the Compliance Certificate
($ in 000’s)

I.	SHC Acquisition 1 – Drop Down MLP Assets [1].

	A.	Corresponding amount of Restricted Payment under Section 7.06(c) of the Agreement:	$______

	B.	Closing Date of corresponding SHC Acquisition:	_______

	C.	Aggregate consideration paid by Holdings:	$______

	D.	Closing Date of corresponding Drop Down Transaction to MLP:	_______

	E.	Aggregate consideration paid by MLP Entities to Holdings (“MLP Consideration”):	$______

	i.	Portion of Line I.E consisting of cash consideration (including Cash Equivalents):	$______

	ii.	Portion of Line I.E consisting of Retail Assets (fair market value as of the date of Drop Down Transaction to MLP Entities):	$______

	iii.	Portion of Line I.E consisting of Common Units of MLP (fair market value as of date of Drop Down Transaction to MLP Entities):	$______

	iv.	Portion of Line I.E. consisting of other non-cash, non Retail Assets consideration (fair market value as of date of Drop Down Transaction to MLP Entities):	$______

	F.	MLP Consideration constituting Excess Non-Retail Consideration [2]:	$______

	G.	Retained MLP Consideration [3]:	$______
______________________
1 Describe each Drop Down Transaction to MLP Entities consummated as of the date of the certificate on a transaction by transaction basis.
2 Defined as any portion of such MLP Consideration that (a) does not constitute cash, Cash Equivalents or Retail Assets and (b) has a fair market value (determined as of the date of the corresponding Drop Down Transaction to the MLP Entities) in excess of 25% of the fair market value of the aggregate MLP Consideration paid to Holdings by the MLP Entities in connection with such Drop Down Transaction (but only to the extent of such excess).

Form of Compliance Certificate

	H.	MLP Consideration contributed to Restricted Entities as of the date of the Certificate and within 15 Business Days of Section 7.06(c) Restricted Payment:	$______

	I.	MLP Consideration contributed to Restricted Entities as of the date of the Certificate and after 15 Business Days of Section 7.06(c) Restricted Payment:	$______

II.	SHC Acquisition 2 – Drop Down Retail Assets[4].

	A.	Corresponding amount of Restricted Payment under Section 7.06(c) of the Agreement:	$______
	B.	Closing Date of corresponding SHC Acquisition:	_______

	C.	Aggregate consideration paid by Holdings:	$______

	D.	Closing Date of corresponding Drop Down Transaction to Restricted Entities:	_______

	E.	Retained Retail Assets [5]:	$______

	F.	Retail Assets contributed to Restricted Entities as of the date of the Certificate and within 15 Business Days of Section 7.06(c) Restricted Payment:	$______

	G.	Retail Assets contributed to Restricted Entities as of the date of the Certificate and after 15 Business Days of Section 7.06(c) Restricted Payment:	$______

III.	SHC Acquisition RP Availability.

	A.	Restricted Payments pursuant to Section 7.06(c) of the Agreement as of date of the Certificate:	$______

___________________________
3 Defined as the fair market value (determined as of the date of the corresponding Drop Down Transaction to the MLP Entities) of any portion of such MLP Consideration not contributed by Holdings to the Borrower within fifteen (15) Business Days of the corresponding Restricted Payment to Holdings pursuant to Section 7.06(c) of the Agreement.
4 Describe each Drop Down Transaction of Retail Assets to Restricted Entities consummated as of the date of the certificate on a transaction by transaction basis.
5 Defined as the fair market value of any portion of such Retail Assets not contributed by Holdings to the Restricted Entities within fifteen (15) Business Days of the corresponding Restricted Payment to Holdings pursuant to Section 7.06(c) of the Agreement.

Form of Compliance Certificate

	B.	Aggregate deemed reductions as of date of Certificate [6]:	$______

	i.	Deemed reductions attributable to MLP Consideration contributed to Restricted Entities in connection with [SHC Acquisition 1] [7]:	$______
	ii.	Deemed reductions attributable to Retail Assets contributed to Restricted Entities [SHC Acquisition 2] [8]:	$______
	C.	Availability as of date of the Certificate ($50,000,000 – Line III.A + Line III.B):	$______

IV.	General Dividend Availability for such fiscal year.

	A.	Restricted Payments pursuant to Section 7.06(d) of the Agreement during such fiscal year as of the date of the Certificate:	$______

	B.	Excess Non-Retail Consideration received during such fiscal year as of the date of the Certificate:	$______

	i.	Excess Non-Retail Consideration attributable to [SHC Acquisition 1] [9]:	$______
	C.	Retained MLP Consideration during such fiscal year as of the date of the Certificate:	$______

__________________________
6 Any Restricted Payment made pursuant to Section 7.06(c) of the Agreement shall be deemed to have been reduced dollar-for-dollar (up to the amount of such Restricted Payment) by (a) the fair market value (determined at the time of the applicable Drop Down Transaction to the MLP Entities) of MLP Consideration contributed to the Restricted Entities pursuant to such Drop Down Transaction (other than any portion of such MLP Consideration constituting Excess Non-Retail MLP Consideration) and (b) the fair market value of any Drop Down Retail Assets acquired by Holdings and contributed to the Restricted Entites.
7 List deemed reductions attributable to MLP Consideration contributed to Restricted Entities on a transaction by transaction basis.
8 List deemed reductions attributable to Drop Down Transactions of Retail Assets contributed to Restricted Entities on a transaction by transaction basis.
9 Describe Excess Non-Retail Consideration attributable to each Drop Down Transaction to the MLP Entities.

Form of Compliance Certificate

i.	Retained MLP Consideration attributable to [SHC Acquisition 1] [10]:	$______
D.	Retained Retail Assets during such fiscal year as of the date of the Certificate:	$______

i.	Retained Retail Assets attributable to [SHC Acquisition 2] [11]:	$______
E.	Investments made pursuant to Section 7.03(m)(iv) of the Agreement during such fiscal year as of the date of the Certificate:	$______

F.	Retained MLP Consideration contributed to Restricted Entities during such fiscal year as of the date of the Certificate [12]:	$______

i.	Contributed Retained MLP Consideration attributable to [SHC Acquisition 1] [13]:	$______
G.	Retained Retail Assets contributed to Restricted Entities during such fiscal year as of the date of the Certificate:	$______

i.	Contributed Retained Retail Assets attributable to [SHC Acquisition 2] [14]:	$______
H.	Availability for such fiscal year as of the date of the Certificate ($50,000,000 – Line IV.A – Line IV.B – [Line IV.C – Line IV.F] – [Line IV.D – Line IV.G] - Line IV.E) [15]:	$______

______________________
10 Describe Retained MLP Consideration attributable to each Drop Down Transaction to the MLP Entities.
11 Describe Retained Retail Assets attributable to each SHC Acquisition of Retail Assets.
12 Excluding Excess Non-Retail Consideration.
13 Describe on transaction by transaction basis.
14 Describe on transaction by transaction basis.
15 Maximum availability is $50,000,000.

Form of Compliance Certificate

EXHIBIT D-1
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] 1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] 2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] 3 hereunder are several and not joint.] 4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

__________________________

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
    4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

D-1 - 1

Form of Assignment and Assumption

1.    Assignor[s]:    ______________________________
______________________________
2.    Assignee[s]:    ______________________________
______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]
3.    Borrower:    Susser Holdings, L.L.C.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement:    Second Amended and Restated Credit Agreement, dated as of April 8, 2013 among the Borrower, Susser Holdings Corporation, Stripes Holdings LLC, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender

6.    Assigned Interest:

Assignor[s] [5]	Assignee[s] [6]	Aggregate Amount of Commitment/Loans for all Lenders [7]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans [8]	CUSIP Number

		$________________	$_________	____________%
		$________________	$_________	____________%
		$________________	$_________	____________%
[7.    Trade Date:    __________________] 9
Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

_________________________

    5 List each Assignor, as appropriate.
    6 List each Assignee, as appropriate.
    7 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
    8 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
        9 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

D-1 - 2

Form of Assignment and Assumption

By: _____________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By: _____________________________
Title:
[Consented to and] 10 Accepted:
BANK OF AMERICA, N.A., as
Administrative Agent
By:    _________________________________
Title:
[Consented to:] 11
By:    _________________________________
Title:

_______________________
10 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
        11 To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

D-1 - 3

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
Second Amended and Restated Credit Agreement, dated as of April 8, 2013, among Susser Holdings, L.L.C., Susser Holdings Corporation, Stripes Holdings LLC, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement,

D-1 - 4

Form of Assignment and Assumption

duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

D-1 - 5

Form of Assignment and Assumption

EXHIBIT D-2
FORM OF ADMINISTRATIVE QUESTIONNAIRE

Attached.

D-2 - 1
Form of Administrative Questionnaire

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Second Amended and Restated Credit Agreement dated April 8, 2013 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Susser Holdings, L.L.C., a Delaware limited liability company, as a Borrower, Susser Holdings Corporation, a Delaware corporation, Stripes Holdings LLC, a Delaware limited liability company, Bank of America, N.A. and the other financial institutions named herein or in Assignment and Assumption Agreements, in their capacities as Lenders, and Bank of America, N.A., in its capacity as Agent. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.
Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Borrower with a certificate of its status as not a United States person (as defined in section 7701(a)(30) of the Code) on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:_____________________________________________
Name:
Title:
Date: _________ __, 20[ ]

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Second Amended and Restated Credit Agreement dated as of April 8, 2013 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Susser Holdings, L.L.C., a Delaware limited liability company, as a Borrower, Susser Holdings Corporation, a Delaware corporation, Stripes Holdings LLC, a Delaware limited liability company, Bank of America, N.A. and the other financial institutions named herein or in Assignment and Assumption Agreements, in their capacities as Lenders, and Bank of America, N.A., in its capacity as Agent. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.
Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its status as not a United States person (as defined in section 7701(a)(30) of the Code) on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:____________________________________________
Name:
Title:
Date: _______ __, 20[ ]

EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Second Amended and Restated Credit Agreement dated as of April 8, 2013 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Susser Holdings, L.L.C., a Delaware limited liability company, as a Borrower, Susser Holdings Corporation, a Delaware corporation, Stripes Holdings LLC, a Delaware limited liability company, Bank of America, N.A. and the other financial institutions named herein or in Assignment and Assumption Agreements, in their capacities as Lenders, and Bank of America, N.A., in its capacity as Agent. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.
Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:__________________________________________
Name:
Title:
Date: _______ __, 20[ ]

EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Second Amended and Restated Credit Agreement dated as of April 8, 2013 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Susser Holdings, L.L.C., a Delaware limited liability company, as a Borrower, Susser Holdings Corporation, a Delaware corporation, Stripes Holdings LLC, a Delaware limited liability company, Bank of America, N.A. and the other financial institutions named herein or in Assignment and Assumption Agreements, in their capacities as Lenders, and Bank of America, N.A., in its capacity as Agent. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.
Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:___________________________________________
Name:
Title:
Date: __________ __, 20[ ]